STOCK PURCHASE AGREEMENT
BY AND AMONG,
ON ONE SIDE, AS SELLERS,

FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES LATIN AMERICA,
FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES BRASIL EQUITY II,
INVESTIDORES INSTITUCIONAIS II – FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES,
BOREAL FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES,
FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES GGPAR,
FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES VOLLUTO,
FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES C.A.,
BOREAL AÇÕES III FUNDO DE INVESTIMENTO EM AÇÕES,
BANCO ESPIRITO SANTO, S.A., AND
ESPIRITO SANTO CAPITAL – SOCIEDADE DE CAPITAL DE RISCO, S.A.,

AND, ON THE OTHER SIDE, AS PURCHASER,

PGI POLÍMEROS DO BRASIL S.A.,

AND, AS GUARANTOR FOR ALL PURPOSES HEREIN,

POLYMER GROUP, INC.,

AND, AS INTERVENING-CONSENTING PARTY,

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

SÃO PAULO, JANUARY 27, 2014

TABLE OF CONTENTS

1. Definitions and Rules of Construction    14
1.1.Definitions    14
1.2.Rules of Interpretations    31
1.2.1.Headings and Titles    31
1.2.2.References Herein    31
1.2.3.References to Other Documents    31
1.2.4.References to Legal Provisions    32
1.2.5.References to Persons    32
1.2.6.Term “Include”    32
1.2.7.Applicable Definitions    32
1.2.8.Meaning of “Ordinary Course”    32
1.2.9.Meaning of “Material”    33
1.2.10.Meaning of "Best Efforts"    33
1.2.11.References to Period of Days    33
1.2.12.Meaning of “Knowledge”    33
1.2.13.Meaning of “Threatened”.    34
1.2.14.Negotiation and Drafting    34
2. Purchase and Sale    34
2.1.Purchase and Sale    34
3. Purchase Price    35
3.1.Purchase Price    35
3.1.1.Base Purchase Price    35
3.1.2.Release    36
3.2.Deferred Purchase Price    36
3.2.1.Reduction of the Deferred Purchase Price    36
3.2.2.Payment of the Deferred Purchase Price    36
3.2.3.Information on the Deferred Purchase Price Balance    37
3.2.4.Guarantee of the Deferred Purchase Price    38
4. Escrow Account    38

JUR_SP - 18393405v7 - 6694.347156

4.1.Escrow Account    38
4.1.1.Escrow Earnings    38
4.1.2.Joint Instructions    38
4.2.Release of Funds from the Escrow Account    39
4.2.1.Notices to the Escrow Agent.    42
4.3.Escrow expenses, Taxes and fees    42
4.4.Seizure or Attachment of Escrow Account    43
4.5.Investments    43
4.6.Replacement of Escrow Agent    43
4.7.Replacement of the Escrow    44
5. Signing, Conditions to Closing and Conduct of Business    44
5.1.Signing Acts    44
5.2.Sellers’ Conditions to Closing    45
5.3.Purchaser’s Conditions to Closing    45
5.3.1.Creditors Approval.    47
5.4.Indispensable Condition to Closing    48
5.4.1.Fulfillment of Conditions to Closing    48
5.5.Notices of Certain Events; Supervening Events after the Signing    48
5.5.1.Purchaser’s Right to Terminate the Agreement and to Indemnification    49
5.5.2.Sellers’ Right to Update the Disclosure Schedule    49
5.5.3.Indemnification Rights    50
5.6.Conduct of Business Prior to Closing.    50
5.6.1.Permitted Actions    53
6. Closing    54
6.1.Closing.    54
6.2.Closing Acts    54
6.2.1.Taxes on Gains Realized by the Non-Brazilian Tax Resident Sellers    57
6.2.2.Withholding Taxes    59
6.3.Simultaneous Actions    59

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7. Representations and Warranties of the Sellers    59
7.1.Organization and Powers of the Sellers    59
7.2.Validity and Enforceability    60
7.3.No Violation    60
7.4.Authorizations; No Limitations    60
7.5.Shares    60
7.6.Absence of Litigation    61
7.7.Brokers and Finders    61
8. Representations and Warranties relating to the Company    61
8.1.Organization and Powers of the Company    61
8.2.Validity and Enforceability    61
8.3.No Violation    62
8.4.Third Party Authorizations; No Limitations    62
8.5.Governmental Authorizations; No Limitations    62
8.6.Absence of Litigation    63
8.7.Capital Stock    63
8.7.1.Subsidiaries    63
8.7.2.Voting Agreements    64
8.8.Employee Benefits and Stock Option Plan    64
8.9.Financial Statements    64
8.10.Conduct of Business    65
8.11.Intellectual Property    67
8.12.Real Property and Leases    67
8.13.Material Contracts    68
8.14.Powers of Attorney    70
8.15.Insurance    70
8.16.Bank Accounts    70
8.17.Litigation    70
8.18.Material Permits    71
8.19.Environmental Matters    71
8.20.Labor and Employment Matters    71

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8.21. Taxes    72
8.22.Brokers and Finders    73
8.23.Insolvency    73
8.24.Filings with the CVM and BM&FBovespa    73
8.25.Certain Practices    74
8.26.Compliance with Laws    74
8.27.No Other Representation    74
9. Representations and Warranties of the Purchaser and the Guarantor    75
9.1.Purchaser’s Representations and Warranties    75
9.1.1.Organization and Powers    75
9.1.2.Validity and Enforceability    75
9.1.3.No Violation    76
9.1.4.Authorizations; No Limitations    76
9.1.5.Absence of Litigation    76
9.1.6.Insolvency    76
9.1.7.No Other Representation    76
9.2.Guarantor’s Representations and Warranties    77
9.2.1.Organization and Powers    77
9.2.2.Validity and Enforceability    77
9.2.3.No Violation    77
9.2.4.Authorizations; No Limitations    77
9.2.5.Absence of Litigation    78
9.2.6.Insolvency    78
9.2.7.Sufficient Funds    78
9.2.8.No Other Representation    79
10.Indemnification    79
10.1.Indemnification Obligation    79
10.1.1.Indemnification by the Sellers    79
10.1.2.Indemnification by the Purchaser    80
10.2.Survival of Representations and Warranties and Indemnification Obligations    80

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10.3.Limitations on Indemnification Obligation    81
10.3.1.De minimis; Indemnity Threshold; Cap    81
10.3.2.Allocation of Responsibility    84
10.3.3.Exclusive Remedies    84
10.3.4.Fraud and Willful Misconduct    85
10.3.5.Amnesty    86
10.4.Payment of Indemnification    87
10.4.1.Proportional Indemnification    87
10.4.2.Payment of Indemnification by the Sellers    88
10.5.Actual Loss    88
10.6.Indemnification Procedure Involving Third Party Claims    89
10.6.1.Response by the Indemnifying Party    90
10.6.2.Conduct of Defense    90
10.6.3.Cooperation    91
10.6.4.Settlement.    91
10.6.5.Failure to Comply with this Indemnification Procedure    93
10.6.6.Claims involving the period prior and after the Closing Date    93
10.6.7.Special Tax Claims    93
10.7.Indemnification Procedure for Claims Not Involving Third Parties    94
10.8.Obligation to Minimize Losses    95
10.8.1.Opportunity to Remedy Breaches    95
10.9.Tax Treatment of Indemnity Payments    95
11.Financing    95
11.1.Purchaser and Guarantor Obligations    95
11.2.Sellers and Company’s Obligations    97
11.2.1.Company’s Expenses    99
12.Other Covenants    99
12.1.Submission to Antitrust Authorities    99
12.1.1.Cooperation.    99
12.1.2.Conditional Approval    100
12.1.3.Fees and Costs    100

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12.1.4.Penalties    100
12.2.Tender Offer Cooperation    100
12.2.1.Costs and Expenses    101
12.2.2.Cooperation.    101
12.3.Resignation Letters    101
12.4.Confidentiality    101
12.5.Public Announcements    102
12.5.1.Material Fact    102
12.6.Non-Solicitation/Non-Hire    103
12.7.Company Debt Prepayment    103
12.8.Access and Investigation; Financial Statements    103
13.Termination    104
13.1.Termination Events.    104
13.2.Effects of Termination    105
13.3.Termination Fee    106
14.Notices    107
14.1.Notices    107
14.2.Notices to the Company    108
14.3.Forwarding Rules    108
15.Governing Law and Dispute Resolution    108
15.1.Governing Law    108
15.2.Arbitration    108
15.2.1.Full Compliance with the Arbitration Agreement.    109
15.2.2.Arbitral Tribunal.    109
15.2.3.Place of Arbitration.    109
15.2.4.Language    110
15.2.5.Binding Nature.    110
15.2.6.Fine for Breach of Arbitration.    110
15.2.7.Exceptional Court Jurisdiction.    110
15.2.8.Confidentiality.    111
15.2.9.Contractual Performance.    112

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15.2.10.Consolidation.    112
15.3.Financing Governing Law    113
16.General Provisions    113
16.1.Sellers Representatives    113
16.1.1.Representatives Decisions    114
16.1.2.Replacement of Representatives    114
16.1.3.Appointment    114
16.1.4.Compliance with rules, principles and obligations    114
16.2.Late Payments    115
16.3.Taxes    115
16.4.Irrevocability and Indefeasibility    115
16.5.Succession    115
16.6.Assignment    116
16.7.Amendments and Waiver    117
16.8.Severability    117
16.9.Enforceability    117
16.10.Entire Agreement    117
16.11.Expenses    118
16.12.Specific Performance    118
16.13.Language    118
16.14.Third Party Beneficiaries    119
16.15.Guarantee    119
16.16.Authorized Initials    119

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LIST OF EXHIBITS

Exhibit A	Escrow Agreement
Exhibit 6.2(d)	Resignation Letters for the Board of Directors
Exhibit 6.2(e)	Instrument of Termination and Release of the Shareholders’ Agreements
Exhibit 6.2(k)	Amendment to the Articles of Association of Isofilme
Exhibit 12.5.1(a)	Material Fact Statement of Signing
Exhibit 12.5.1(b)	Material Fact Statement of Closing

* * * * *

LIST OF SCHEDULES

Schedule I	Copy of the Company’s Bylaws
Schedule 3.1.1(a)	Proportion of the Sellers’ Participation in the Purchase Price
Schedule 3.1.1(a)(i)	Transaction Costs
Schedule 3.2.4	Form of Guarantee
Schedule 5.3(d)	Payment Obligations of the Sellers to the Company and Subsidiaries
Schedule 5.3(e)	Payment of Obligations of the Company and Subsidiaries to the Sellers
Schedule 5.3(i)	Selected Third Party Consents
Schedule 5.5(i)	Pre-Authorized Financial Transactions
Schedule 6.2(d)	Non independent members of the Board of Directors
Schedule 9.2.7	Debt Commitment Letter
Schedule 12.7	Additional Creditors’ Consents
Schedule 14.1	Notice Addresses
Schedule 16.1.3	Sellers’ Representatives

* * * * *

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LIST OF SECTIONS TO THE DISCLOSURE SCHEDULE

Section 8.4	Third Party Consents
Section 8.7.1	Subsidiaries
Section 8.8(a)	Employee Benefits
Section 8.8(b)	Stock Option Plan
Section 8.8(c)	Disputes involving employee benefits and stock option plan
Section 8.9	Financial Statement
Section 8.10	Conduct of Business
Section 8.12(a)	Owned Real Property
Section 8.12(b)	Leased Real Property
Section 8.12(c)	Claims regarding the ownership of Real Property
Section 8.13	Material Contracts
Section 8.14	Power of Attorney
Section 8.15	Insurance
Section 8.16	Bank Accounts
Section 8.17	Litigation
Section 8.18	Material Permits
Section 8.20(d)	Other Employee Benefits
Section 8.20 (f)	Commercial representatives and distributors
Section 8.21(b)	Tax Assessments
Section 8.21(c)	Tax Benefits
Section 8.22	Brokers and Finders

* * * * *

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into on January 27, 2014, by and among the following parties (each of which is hereinafter referred to, individually, as a “Party” and, collectively, as “Parties”):

I.     On one side, as sellers (each of which is hereinafter referred to, individually, as a “Seller” and, collectively, as “Sellers”):

1.1.    FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES LATIN AMERICA, a Brazilian private equity investment fund (fundo de investimento em participações), with principal place of business in the city of São Paulo, State of São Paulo, at Avenida Presidente Juscelino Kubitschek, No. 50, 5th and 6th floors, ZIP Code 04543-011, enrolled with the Brazilian Corporate Taxpayers’ Registry (“CNPJ/MF”) under No. 08.792.575/0001-04 (hereinafter referred to as “FIP Latin America”);

1.2.    FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES BRASIL EQUITY II, a Brazilian private equity investment fund (fundo de investimento em participações), with principal place of business in the city of São Paulo, State of São Paulo, at Avenida Presidente Juscelino Kubitschek, No. 50, 5th and 6th floors, ZIP Code 04543-011, enrolled with the CNPJ/MF under No. 08.533.582/0001-83 (hereinafter referred to as “FIP Brasil Equity II”);

1.3.    INVESTIDORES INSTITUCIONAIS II – FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES, a Brazilian private equity investment fund (fundo de investimento em participações), with principal place of business in the city of Brasilia, Distrito Federal, at Setor Bancário Sul, quadra 4, lotes 3/4, s/n, 21st floor, ZIP Code 70092-900, enrolled with the CNPJ/MF under No. 06.962.594/0001-06 (hereinafter referred to as “Investidores Institucionais II – FIP”);

1.4.    BOREAL FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES, a Brazilian private equity investment fund (fundo de investimento em participações), with principal place of business in the city of São Paulo, State of São Paulo, at Avenida Paulista, No. 1111, 2nd floor (part), ZIP Code 01311-920, enrolled with the CNPJ/MF under No. 08.389.335/0001-55 (hereinafter referred to as “Boreal FIP”);

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1.5.    FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES GGPAR, a Brazilian private equity investment fund (fundo de investimento em participações), with principal place of business in the city of São Paulo, State of São Paulo, at Rua Alexandre Dumas, No. 1630, complex 11, ZIP Code 04717-004, enrolled with the CNPJ/MF under No. 08.546.470/0001-67 (hereinafter referred to as “FIP GGPAR”);

1.6.    FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES VOLLUTO, a Brazilian private equity investment fund (fundo de investimento em participações), with principal place of business in the city of São Paulo, State of São Paulo, at Rua Pedro Avancine, No. 73, 2nd floor, ZIP Code 05679-160, enrolled with the CNPJ/MF under No. 07.672.313/0001-35 (hereinafter referred to as “FIP Volluto”);

1.7.    FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES C.A., a Brazilian private equity investment fund (fundo de investimento em participações), with principal place of business in the city of São Paulo, State of São Paulo, at Avenida Presidente Juscelino Kubitschek, No. 2041 and 2235 – Bloco A (parte), Zip Code 04543-011, enrolled with the CNPJ/MF under No. 08.741.657/0001-11 (hereinafter referred to as “FIP C.A.”);

1.8.    BOREAL AÇÕES III FUNDO DE INVESTIMENTO EM AÇÕES, a Brazilian share investment fund (fundo de investimento em ações), with principal place of business in the city of Rio de Janeiro, State of Rio de Janeiro, at Avenida Presidente Wilson, No. 231, 4th, 11th, 13th and 17th floors (part), ZIP Code 20030-905, enrolled with the CNPJ/MF under No. 00.102.322/0001-41 (hereinafter referred to as “Boreal III”);

1.9.    BANCO ESPIRITO SANTO, S.A., a company incorporated under the laws of Portugal, with principal place of business in the city of Lisbon, Portugal, at Avenida da Liberdade, No. 195, enrolled with the CNPJ/MF under No. 05.720.823/0001-05 (hereinafter referred to as “Banco Espirito Santo”); and

1.10.    ESPIRITO SANTO CAPITAL – SOCIEDADE DE CAPITAL DE RISCO, S.A., a company incorporated under the laws of Portugal, with principal place of business in the city of Lisbon, Portugal, at Rua Alexandre Herculano, No. 38, enrolled with the CNPJ/MF under No. 09.536.192/0001-20 (hereinafter referred to as “Espirito Santo Capital”);

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II.    And, on the other side, as purchaser:

2.1.    PGI POLÍMEROS DO BRASIL S.A. (previously named CMNPAR Fifty-Three Participações S.A.), a Brazilian closely-held company (companhia fechada), with principal place of business in the city of São Paulo, State of São Paulo, at Rua da Consolação, 247, 10th floor, ZIP Code 01301-903, enrolled with the CNPJ/MF under No. 19.414.009/0001-77 (hereinafter referred to as “Purchaser”);

III.    And, as guarantor for all purposes set forth herein:

3.1.    POLYMER GROUP, INC., a corporation, with principal place of business in the city of Charlotte, State of North Carolina, at 9335 Harris Corners Parkway, Suite 300 (hereinafter referred to as “Guarantor”);

IV.    And, as intervening-consenting party, acknowledging the terms and conditions of this Agreement and expressly agreeing to be bound by the arbitration clause set forth in Article 15 hereof for all legal purposes:

4.1.    COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO, a Brazilian publicly-held corporation (companhia aberta), with principal place of business in the city of São José dos Pinhais, State of Paraná, at BR 376, km 16.5, s/n, ZIP Code 83015-000, enrolled with the CNPJ/MF under No. 76.500.180/0001-32 (hereinafter referred to as the “Company”).

RECITALS

A.     WHEREAS, the Company’s main purpose is to produce nonwoven fabrics;

B.     WHEREAS, on the date hereof, each Seller is the lawful and exclusive owner of that number of common shares of the Company set forth on the table below, all registered, book-entry, fully paid in and with no par value, which represent, in the aggregate, (i) fifty seven million, thirteen thousand and sixty nine (57,013,069) shares of common stock of the Company, (ii) approximately seventy one point twenty-five percent (71.25%) of the Company’s total

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issued and outstanding capital stock (the “Shares”), and (iii) all common shares of the Company owned by each Sellers as of the date hereof, as follows:

Shareholder	No. of Shares	% of Capital Stock
FIP Latin America	9,417,737	11.769%
FIP Brasil Equity II	6,278,492	7.846%
Investidores Institucionais II – FIP	10,074,423	12.589%
Boreal FIP	4,651,081	5.812%
FIP GGPAR	970,724	1.213%
FIP Volluto	13,952,203	17.435%
FIP C.A.	1,162,683	1.453%
Boreal Ações III	2,690,700	3.362%
Banco Espirito Santo	5,861,269	7.324%
Espirito Santo Capital	1,953,757	2.441%
Total	57,013,069	0.7125

C.     WHEREAS the Company is the owner of (a) all but one (1) quota of Isofilme Indústria e Comércio de Plásticos Ltda. and (b) one hundred percent (100%) of the total and outstanding shares of Providência USA, Inc.;

D.     WHEREAS, in reliance upon the representations and warranties, covenants and agreements, as well as on the terms and subject to the conditions set forth herein, the Purchaser desires to purchase from each Seller, and each Seller desires to sell to the Purchaser, all of the Shares held by such Seller (the “Transaction”);

E.     WHEREAS, the Purchaser is aware of, and agrees to comply with, the Mandatory Tender Offer (as defined below) requirement, as per the Brazilian Corporation Law, the Bylaws and the applicable securities regulations;

F.    WHEREAS, the Guarantor directly or indirectly wholly owns the Purchaser; and

NOW, THEREFORE, the Parties, intending to be legally bound, have agreed to enter into this Agreement, which shall be governed by the following terms and conditions:

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1.	DEFINITIONS AND RULES OF CONSTRUCTION

1.1.    Definitions.   For purposes of this Agreement:

“2012 Financial Statements”   means the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2012 and as of December 31, 2011, and the consolidated income statement, statements of cash flows and other financial statements of the Company and the Subsidiaries required by Law for the annual period ended on December 31, 2012 and December 31, 2011 and their respective notes, prepared by the Company and audited by the Auditor;

“2689 Shares”   means the seven million, eight hundred and fifteen thousand and twenty six (7,815,026) shares of the common stock of the Company held by Banco Espirito Santo and Espirito Santo Capital, representing approximately nine point seventy seven percent (9.77%) of the Company’s total issued and outstanding capital stock, which are registered with the Central Bank of Brazil as per the National Monetary Council Resolution No. 2,689 of January 26, 2000;

“4131 Investment”   means a foreign direct investment registered with the Central Bank of Brazil as per Law No. 4,131 of September 3, 1962;

“Affiliate”   means, with regards to a certain Person, (a) any Person who, directly or indirectly, through one or more intermediates, Controls, is Controlled by, or is under common Control with such Person; or, (b) exclusively in relation to a natural person, his or her spouse, ascendant(s), descendant(s), next of kin until the third (3rd) degree, heirs, surviving spouses and successors of any kind. "Affiliated" shall have the meaning correlative to this definition;

“Agreement”   has the meaning set forth in the Preamble;

“Alternate Guarantee”   has the meaning set forth in Section 4.7;

“Amnesty Amount”    has the meaning set forth in Section 10.3.5;

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“Antitrust Authorities”   means the Governmental Authorities to whom the Transaction shall be submitted for approval pursuant to applicable Antitrust Laws, including the Brazilian Administrative Council for Economic Defense (“CADE”), the United States Department of Justice, the United States Federal Trade Commission, as well as any other Governmental Authority that may succeed them;

“Antitrust Laws”   shall mean the Sherman Act, the Clayton Act, the Hart-Scott-Rodino Antitrust Improvements Act, the Federal Trade Commission Act, Brazilian Law No. 12,529 of November 30, 2011, and all other antitrust, competition or trade regulation Laws that may be asserted by any Governmental Authority or any other Person and that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

“Arbitration Law”   means Law No. 9,307 of September 23, 1996;

“Arbitration Tribunal”   has the meaning set forth in Section 15.2.2;

“Auditor”   means Deloitte Touche Tohmatsu Auditores Independentes, the Company’s independent auditor;

“Banco Espirito Santo”   has the meaning set forth in the Preamble;

“Base Purchase Price”   has the meaning set forth in Section 3.1;

“BM&FBOVESPA”   means BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros and/or any successor thereto;

“Blocked Amount”   has the meaning set forth in Section 4.4;

“BM&FBOVESPA Rules”   means the rules of BM&FBOVESPA as issued and updated by BM&FBOVESPA from time to time;

“Boreal III”   has the meaning set forth in the Preamble;

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“Boreal FIP”   has the meaning set forth in the Preamble;

“Brazilian Corporation Law”   means Law No. 6,404 of December 15, 1976;

“Brazilian GAAP”   means the accounting practices generally accepted in Brazil, based on applicable Law, including the Brazilian Corporation Law, the rules and normative standards issued by the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade) and the Brazilian Committee for Accounting Standards (Comitê de Pronunciamentos Contábeis), the latter as approved by the CVM;

“Bylaws”   means the Company’s bylaws (estatuto social), as in effect on the date hereof, a copy of which is attached hereto as Schedule I;

“Business Day”   means any day that is not a Saturday, a Sunday, a public holiday, or any other day on which commercial banks in the city of São Paulo, State of São Paulo, in the city of São José dos Pinhais, State of Paraná, or in the city of New York, State of New York, are obliged or authorized by Law to remain closed, as well as any day in which such banks are closed as the result of a strike;

“CCBC”   has the meaning set forth in Section 15.2;

“Civil Code”   means Law No. 10,406 of January 10, 2002;

“Claim”   means any lawsuit, complaint, arbitration, mediation, claim, action, collection, summons, infraction notice, assessment or other type of action or proceeding, whether judicial, arbitral or administrative;

“Closing”   has the meaning set forth in Section 6.1;

“Closing Acts”   has the meaning set forth in Section 6.2;

“Closing Date”   has the meaning set forth in Section 6.1;

“Closing Deadline”   has the meaning set forth in Section 13.1(c);

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“CNPJ/MF”   has the meaning set forth in the Preamble;

“Code of Civil Procedure”   means Law No. 5,869 of January 11, 1973;

“Company”   has the meaning set forth in the Preamble;

“Conditions to Closing”   has the meaning set forth in Section 5.3;

“Control”  means, when used with respect to any Person (“Controlled Person”), (a) the power, held by another Person, alone or together with other Persons bound by a voting or similar agreement (each a “Controlling Person”), to, directly or indirectly, direct or cause the direction of the majority of the senior management and to establish and conduct the policies and management of the relevant Controlled Person; or (b) the direct or indirect ownership by a Controlling Person and its Affiliates, alone or together with another Controlling Person and its Affiliates, of at least fifty percent (50%) plus one (1) share/quota representing the voting stock of the Controlled Person. Terms derived from Control, such as “Controlled”, “Controlling” and “under common Control”, shall have a similar meaning to Control;

“CVM”   means the Brazilian Comissão de Valores Mobiliários as well as any other Governmental Authority that may succeed it;

“Debt Commitment Letter”   has the meaning set forth in Section 9.2.7;

“Debt Financing”   has the meaning set forth in Section 9.2.7;

“Debt Financing Sources”   means the Lenders, their Affiliates and the former, current or future, direct or indirect equityholders, Controlling Persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners, attorneys, advisors or other representatives of the foregoing, or any of their respective successors or assigns;

“Deferred Adjustment Rate”   means the fixed rate of 9.5% per annum, computed on a pro rata die basis;

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“Deferred Payment Date”   means the third (3rd) Business Day following the date on which (a) all Special Tax Claims have either (i) been subject to final and unappealable administrative or judicial decisions, or (ii) had their statutes of limitations expire (as mutually agreed by Purchaser and Sellers); (b) a final and unappealable administrative or judicial decision favorable to the Company in respect of any of the Special Tax Claims has been issued; (c) the Purchaser or the Sellers presents to the other Party an unqualified legal opinion from a reputable Brazilian law firm supporting that the statute of limitations of any specific Special Tax Claim has expired without any assessment by the relevant Tax authorities; (d) the Company (or, as applicable, any Purchaser’s Indemnified Party) enters into a settlement, including, without limitation, an amnesty program, or makes a confession, voluntary act, omission or statement of any type with respect to a Special Tax Claim without the Sellers’ prior written and express consent (such consent not to be unreasonably withheld); or (e) the applicable Governmental Authority issues the official acceptance of the inclusion by the Company or any Subsidiary of any Special Tax Claim in an amnesty program, as requested by Sellers pursuant to Section 10.3.5;

“Deferred Purchase Price”   has the meaning set forth in Section 3.1;

“Deferred Purchase Price Payment”   means, as of any Deferred Payment Date, (a) the Deferred Purchase Price on such date (as adjusted pursuant to Section 3.2 and Section 3.2.1) minus (b) the Special Tax Claim Exposure on such date;

“Disclosure Schedule”   means the disclosure schedule dated as of the date hereof and as otherwise amended and updated between the date hereof and the Closing Date, as set forth in Section 5.5, prepared by the Company and accepted by the Purchaser in connection with the representations and warranties made by the Sellers with respect to the Company under Article 8 of this Agreement;

“Escrow Account”   means the restricted bank account to be opened with the selected Escrow Agent on or prior to Closing, which will be held in the name of the Purchaser, all as further contemplated by this Agreement and the Escrow Agreement;

“Escrow Agent”   means a first tier financial institution in Brazil which is mutually acceptable by the Purchaser and the Sellers’ Representatives, in writing, and which shall be selected prior to Closing;

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“Escrow Agreement”   means the Escrow Account Management Services Agreement (“Contrato de Prestação de Serviços de Administração de Conta Controlada”) to be entered into on the Closing Date by and among the Purchaser, the Sellers and the Escrow Agent, substantially in the form of Exhibit A;

“Escrow Amount”   means eighteen million and four hundred thousand Reais (R$18,400,000.00), plus any Escrow Earnings accrued thereon;

“Escrow Earnings”   has the meaning set forth in Section 4.1.1;

“Escrow Release Date”   means the second (2nd) anniversary of the Closing Date;

“Espirito Santo Capital”   has the meaning set forth in the Preamble;

“Financial Statements”   means the 2012 Financial Statements and the Interim Financial Statements;

“FIP Brasil Equity II”   has the meaning set forth in the Preamble;

“FIP Latin America”   has the meaning set forth in the Preamble;

“FIP C.A.”   has the meaning set forth in the Preamble;

“FIP GGPAR”   has the meaning set forth in the Preamble;

“FIP Volluto”   has the meaning set forth in the Preamble;

“Government Official”   means any current or former employee, official or representative of any Governmental Authority, whenever acting in his/hers official capacity;

“Governmental Authority”   means any Brazilian or non-Brazilian (a)  Federal, national, supranational, state, provincial, local or similar government; (b)  governmental, regulatory, legislative, judicial or administrative authority; including for (a) and (b) their branches,

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agencies, departments, councils, representations or commissions; (c)  court, tribunal or arbitral, administrative or judicial body; and (d)  stock market or organized over-the-counter market that has jurisdiction over a Party and/or the Company or over any of their Affiliates;

“Governmental Order”   means any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority;

“Guarantor”   has the meaning set forth in the Preamble;

“IGP-M”   means the Brazilian general inflation index named “Índice Geral de Preços – Mercado” published by Fundação Getúlio Vargas, or any similar index that replaces it in the future;

“Indemnifiable Losses”   has the meaning set forth in Section 10.3.1(a);

“Indemnified Party”   means any Person entitled to receive indemnification under Article 10;

“Indemnification Notice”   has the meaning set forth in Section 10.4;

“Indemnifying Party”   means any Party obliged to pay any indemnification under Article 10;

“Indemnity Threshold”   has the meaning set forth in Section 10.3.1(b);

“Intellectual Property”   means any intellectual property rights, including, without limitation, (a) registered, unregistered and applications to register patents, (b) registered, unregistered and applications to register trademarks, (c) registered, unregistered and applications to register copyrights and designs, (d) trade secrets, know-how and proprietary information, (e) software and domain names, and (f) all other similar intellectual property rights;

“Interim Financial Statements”   means the consolidated interim balance sheet of the Company and the Subsidiaries as of September 30, 2013 and the consolidated income statement, statements of cash flows and other financial statements of the Company and the Subsidiaries required by Law for the nine (9)-month period ended on September 30, 2013 and their respective

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notes, prepared by the Company and reviewed by the Auditor under agreed upon procedures (i.e., the so-called “revisão limitada”);

“Interim Period”   has the meaning set forth in Section 5.6;

“Investidores Institucionais II – FIP”   has the meaning set forth in the Preamble;

“Law”   means any law, statute, decree, regulation, regulatory requirement, rule, directive, circular, instruction, resolution, mandate, judgment, court order, corrective order, order or request by any Governmental Authority;

“Leased Real Property”   has the meaning set forth in Section 8.12(b);

“Lenders”   has the meaning set forth in Section 9.2.7;

“Liability”   means any indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility of any nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, including those arising under any Law or Governmental Order, those arising under any contract and those related to Tax, labor, social security, environmental, health and safety, import, export, antitrust, trade, licensing, product, consumer, sanitary, corporate, corruption, civil or criminal matters;

“Lien”   means any pledge, mortgage, attachment, or any other type of judicial or administrative restriction, usufruct, security right, burden, charge, fiduciary sale or title retention, lease, sublease, voting right agreement, option, right of first offer, right of first refusal, tag-along right, drag-along obligation or other restrictions or limitations of any nature, including, without limitation, liens created as a result of contractual provision and any other third-party rights that in any manner affect, restrict, or condition the ownership or possession of a certain right, property or asset, but excluding any Permitted Liens;

“Losses”   means any losses, charges, reimbursements, fines, Taxes, obligations, penalties, liabilities, debts, payments, damages, costs, interests, expenses, disbursements or other expenses of any nature (including, without limitation, reasonable and documented attorney’s and auditor’s fees and expenses, costs and deposits necessary for the defense of Claims, but

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excluding consequential damages (including lost profits), moral or punitive damages and/or any indirect damages (except to the extent awarded against any Indemnified Party pursuant to the final and unappealable decision rendered in connection with a Third Party Claim)), and in each case actually suffered or incurred, without any calculations based on multipliers or other factors;

“Mandatory Tender Offer”   means the mandatory tender offer to be made by the Purchaser to the Remaining Shareholders under the terms of article 254-A of the Brazilian Corporation Law, and pursuant to the rules established by CVM Instruction No. 361 of March 5, 2002, the Novo Mercado Rules and articles 29 and 31 of the Bylaws, which such offer will be launched following the consummation of the Transaction, as provided hereunder;

“Marketing Period” means the first period of fifteen (15) consecutive calendar days after the date hereof throughout which: (i) Purchaser shall have the Required Information that the Sellers and the Company are required to provide to Purchaser pursuant to Section 11.2(b) (provided that, if the Company in good faith reasonably believes that it has provided the Required Information, it may deliver to the Purchaser a written notice to that effect (stating when it believes it completed such delivery), in which case the Sellers and the Company shall be deemed to have complied with such obligation to provide the Required Information unless the Purchaser in good faith reasonably believes that the Company has not completed the delivery of the Required Information (or the Purchaser cannot confirm whether the Company has completed the delivery of the Required Information) and within five (5) calendar days after the delivery of such notice by the Company, delivers a written notice to the Sellers and the Company to that effect (stating, to the extent reasonably practicable, which Required Information the Company has not delivered)) and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 5.3 to fail to be satisfied assuming the Closing were scheduled for any time during such fifteen (15) consecutive calendar day period; provided, that the Marketing Period shall exclude July 4, 2014, July 5, 2014 and July 6, 2014; provided, further, that the Marketing Period shall not be deemed to have commenced if, following the commencement of, but prior to the completion of, the Marketing Period, (A) the Auditor shall have withdrawn its audit opinion with respect to any financial statements contained in the audited financial statements that comprise a part of the Required Information; (B) the financial statements included in the Required Information that are available to Purchaser on the first day of any such fifteen (15) consecutive calendar day period would be required to be updated under

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Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such fifteen (15) consecutive calendar day period to permit a registration statement including such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence unless and until the receipt by Purchaser of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period; (C) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with Brazilian GAAP; or (D) the Company shall have been delinquent in filing any quarterly information report (formulário de informações trimestrais), financial statements (demonstrações financeiras padronizadas (DFPs) or mandatory reference form (formulário de referência) with the CVM or any other material filing required by the CVM, in which case the Marketing Period shall not be deemed to commence unless and until all such delinquencies have been cured;

“Material Adverse Effect”   means, with respect to the Company and the Subsidiaries taken as a whole, any event, circumstance, development, state of facts, occurrence, change or effect on the business of the Company and the Subsidiaries taken as a whole that, individually or in the aggregate with all other events, circumstances, developments, states of facts, occurrences, changes or effects on the business of the Company and the Subsidiaries taken as a whole: (i) is or is reasonably likely to cause an adverse effect to the business, operations, assets or Liabilities (including contingent Liabilities), results of operations or the condition (financial or otherwise) of the business of any such Person(s), which such event results or is reasonably likely to result in a Loss, negative financial impact, payment or disbursement in an amount, individually or in the aggregate, equal to or greater than seventy-five million Reais (R$ 75,000,000.00), (ii) is reasonably likely to materially and adversely affect the ability of the Parties to operate or conduct the businesses of the Company and the Subsidiaries taken as a whole in the manner in which they are currently operated or conducted by the Company and the Subsidiaries, which such event(s) result(s) or is reasonably likely to result in a Loss, negative financial impact, payment or disbursement for the Company and/or any of the Subsidiaries in an amount, individually or in the aggregate, equal to or greater than seventy-five million Reais (R$ 75,000,000.00), or (iii)

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is reasonably likely to materially and adversely impair the ability of the Sellers or the Company (including through its Subsidiaries) to perform their respective obligations under this Agreement; provided, however, that for all purposes of this Agreement any such event, circumstance, development, state of facts, occurrence, change or effect resulting from or arising in connection with the following shall not constitute a Material Adverse Effect: (A) changes in the economic, financial market, regulatory or political conditions generally, in Brazil, in the United States or in any other countries in which the Company or any of the Subsidiaries have material operations or sales, (B)  any change or condition affecting the nonwovens industry in Brazil, the United States or generally, (C) this Agreement or the transactions contemplated hereby, including announcement, pendency or consummation of this Agreement or of the transactions contemplated herein (provided that the exception in this clause (C) shall not apply to Section 7.3 and Section 8.3 hereof), (D) anything disclosed to the Purchaser in this Agreement on the date hereof, including in the Disclosure Schedule, or in the Financial Statements, (E) anything disclosed by the Company in the most recent reference form (formulário de referência) filed by the Company with the CVM prior to the date hereof or in any material fact statement (fato relevante) filed by the Company with the CVM in accordance with Instrução CVM 358 from January 1, 2012 to the date hereof, (F) any changes or prospective changes, in each case after the date hereof, in applicable Law or Brazilian GAAP, or authoritative interpretation thereof, (G) exclusively with respect to the Company and the Subsidiaries taken as a whole, anything consented in writing by the Purchaser during the period comprised between the date of execution of this Agreement and the Closing Date, (H) any effect that, if capable of being cured prior to the Closing Date, is cured prior to the Closing Date, (I) any outbreak or substantial worsening of war, sabotage, military actions or hostilities, (J) any terrorist act, calamity, natural disaster or crisis, or (K) failure to achieve projections or prospects (provided that the underlying causes of such failure shall not be excluded in light of the foregoing); except in the case of clauses (A), (B), (I) and (J), to the extent that such matters disproportionately impact the Company and the Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Company and the Subsidiaries directly operate;

“Material Contracts”   has the meaning set forth in Section 8.13;

“Material Permits”   has the meaning set forth in Section 8.18;

“New Financing Commitments”   has the meaning set forth in Section 11.1;

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“Non-Brazilian Tax Resident Sellers”  means Banco Espirito Santo and Espirito Santo Capital;

“Non-Consenting Seller”   has the meaning set forth in Section 16.1.4;

“Novo Mercado”   means the BM&FBOVESPA’s Novo Mercado special listing segment;

“Novo Mercado Rules”   means the BM&FBOVESPA Rules governing the Novo Mercado;

“Owned Real Property”   has the meaning set forth in Section 8.12(a);

“Party”   has the meaning set forth in the Preamble;

“Permitted Liens”   means any (a)  statutory Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (b)  all defects, exceptions, restrictions, easements and rights of way, or (c)  zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated;

“Person”   means any individual, legal entity, association, trust, unincorporated organization (such as an investment fund), government body or regulatory agency and its subdivisions, or any other incorporated or unincorporated person or entity;

“Proportional Escrow Amount”   has the meaning set forth in Section 4.2(b);

“Purchase Price”   has the meaning set forth in Section 3.1;

“Purchaser”   has the meaning set forth in the Preamble;

“Purchaser’s Conditions to Closing”   has the meaning set forth in Section 5.3;

“Purchaser’s Indemnified Parties”   has the meaning set forth in Section 10.1.1;

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“Real Property”   has the meaning set forth in Section 8.12(b);

“Related Party”   has the meaning set forth in Section 13.3(b);

“Remaining Shareholders”   means the holders of all the Company’s total issued and outstanding common shares, other than the Sellers and the current members of the Company's management who are shareholders of the Company on the date hereof;

“Required Information” has the meaning set forth in Section 11.2;

“Requisite Threshold”   has the meaning set forth in Section 16.1.1;

“Rules of Arbitration”   has the meaning set forth in Section 15.2;

“SEC” means the Securities and Exchange Commission of the United States of America;

“Securities”   means, in relation to any Person, common shares, preferred shares, quotas or any other securities that such Person has issued or that represent such Person’s capital stock, regardless of the nomenclature adopted and whether or not they bear the right to vote, including securities convertible into or exchangeable for shares, quotas, options, subscription warrants, rights of first refusal, any other kind of participation or privilege in connection with the purchase, subscription, or receipt of equity interests issued by such Person, or, further, any other notes and securities which profits or return will be determined, wholly or in part, based on the profits, revenues, or some other indicator of the financial performance of such Person;

“Selected Arbitration”   has the meaning set forth in Section 15.2.10;

“SELIC”   means the Special Settlement and Custodial System (Sistema Especial de Liquidação e Custódia - SELIC) rate disclosed from time to time by the Monetary Policy Committee (Comitê de Política Monetária – COPOM), capitalized annually, or the interest rate replacing it;

“Sellers”   has the meaning set forth in the Preamble;

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“Sellers’ Conditions to Closing”   has the meaning set forth in Section 5.2;

“Sellers’ Indemnified Parties”   has the meaning set forth in Section 10.1.2;

“Sellers’ Representatives”   has the meaning set forth in Section 16.1;

“Shareholders’ Agreements”   shall mean the following shareholders’ agreements filed at the Company’s headquarters: (a) the Acordo de Acionistas entered into by and among FIP Latin America, FIP Brasil Equity II, Investidores Institucionais II - FIP, Boreal FIP, FIP GGPAR, FIP Volluto, FIP C.A., Banco Espirito Santo and Espirito Santo Capital, on June 19, 2007, as amended on October 2, 2008, and (b)  the Segundo Aditivo e Consolidação do Acordo de Investimentos, entered into by and among Investidores Institucionais II - FIP, Boreal FIP and FIP GGPAR, on June 19, 2007;

“Shares”   has the meaning set forth in the Recitals (B);

“Special Tax Claims”   means (a) the tax assessment (auto de infração) No. 10980.726073/2013-15 issued by the Brazilian Secretaria da Receita Federal against the Company in connection with matters including the capital gain on the sale of the PVC division by the Company, the amortization of the goodwill recognized in the acquisition of the Company by Alnilan S.A. (a holding company which was later on merged into the Company), and the non-deductibility of interest granted for the acquisition of the Company; (b) the tax assessment (auto de infração) No. 10660.721994/2013-12 issued by the Brazilian Secretaria da Receita Federal against Isofilme Indústria e Comércio de Plásticos Ltda. in connection with the amortization of the goodwill recognized in the acquisition of Isofilme Indústria e Comércio de Plásticos Ltda. by Providência Participações Ltda. (a holding company which was later on merged into Isofilme Indústria e Comércio de Plásticos Ltda.); and (c) any other tax assessment or proceeding that may be or has been initiated by the Brazilian Secretaria da Receita Federal against the Company or Isofilme Indústria e Comércio de Plásticos Ltda. derived from or otherwise directly related to the amortization of the goodwill recognized in the acquisition of the Company by Alnilan S.A., in the acquisition of Isofilme Indústria e Comércio de Plásticos Ltda. by Providência Participações Ltda. in relation to the period ended on or prior to the Closing Date or the other matters in items (a) and (b) above;

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“Special Tax Claim Exposure”   means, as of any Deferred Payment Date, seventy-one point twenty-five percent (71.25%) of the Losses or potential Losses of the Purchaser’s Indemnified Parties arising as a result of the Special Tax Claims that remain pending or subject to assessment on such date (including, for the avoidance of doubt, any amnesty or other settlement amount with respect to any Special Tax Claim), calculated by the Company assuming that (a) where an assessment has not yet been made or a proceeding has not yet been initiated with respect to a Special Tax Claim, an assessment is made by the Brazilian Secretaria da Receita Federal against the Company or Isofilme Indústria e Comércio de Plásticos Ltda., as applicable, with respect to such Special Tax Claim, and (b) any Special Tax Claim would be decided in the manner most adverse to the Company, provided that (i) no assessment with respect to the Company’s 2007 tax year may give rise to any Losses, and (ii) none of the Special Tax Claims are subject to the one hundred and fifty percent (150%) fraud penalty, unless there is unquestionably evidence of fraud;

“Statement of Consent from Controlling Shareholders”   means the statement of consent from the controlling shareholders (termo de anuência dos controladores), as defined under the Novo Mercado Rules;

“Subsidiary”   means a Person directly or indirectly Controlled by the Company on the date hereof;

“Tax”   means all federal, state, local and other taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including social security contributions and including any interest, additions to tax or penalties applicable thereto, imposed by any tax Governmental Authority with respect to such amounts (including IRPJ, CSLL, PIS, COFINS, IPI, ISS, INSS, ICMS, IOF, FGTS and other tributos);

“Tax Return”   shall mean any return, declaration, report or claim for refund relating to Taxes, including any schedule or attachment or amendment thereto, filed or required to be filed with any Governmental Authority;

“TED”   means an interbank wire transfer of immediately available funds;

“Termination Fee”   has the meaning set forth in Section 13.3(a);

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“Third Party”   means any Person, except for the Parties;

“Third Party Claim”   has the meaning set forth in Section 10.6;

“Transaction”   has the meaning set forth in the Recitals (D);

“Transfer”   means any direct or indirect transfer, sale, assignment, exchange, donation, lease, abandonment or other disposition of any kind, voluntary or involuntary, contingent or non-contingent, including any direct or indirect transfer, sale, assignment, exchange, donation, lease, abandonment or other disposition of any kind that results from the foreclosure of any pledge, grant of security interest or Lien; and

“Upfront Amount”   has the meaning set forth in Section 3.1.1(a).

1.2.    Rules of Interpretations.    Except to the extent specifically provided otherwise, the following rules of interpretation shall apply:

1.2.1.    Headings and Titles.   The headings and titles hereof are merely for reference and are irrelevant for the interpretation or analysis of this Agreement.

1.2.2.    References Herein.   Except as otherwise contemplated herein, when a reference is made in this Agreement to a Preamble, Recital, Article, Section, Exhibit or Schedule, such reference is to a Preamble, Recital, Article or Section of, or an Exhibit or Schedule to this Agreement. The words “hereof,” “herein,” “hereto,” “hereunder”, “hereby” and words of similar import refer to this Agreement as a whole, including its Exhibits, Schedules and Disclosure Schedule, and not to any particular provision of this Agreement.

1.2.3.    References to Other Documents.   References to any documents or instruments include all respective addenda, amendments, substitutions, restatements and additions, unless expressly provided otherwise. A reference to a “copy” or “copies” of any document, instrument or contract means a copy or copies that are complete and correct. A reference to a list or similar compilation means that the list or similar compilation referred to is complete and correct.

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1.2.4.    References to Legal Provisions.   References to provisions of Law(s) shall be construed as references to such provisions as amended, expanded, consolidated, or reissued, or as their applicability may be altered from time to time by other rules, and shall include any provisions from which they originate (with or without modifications), regulations, instruments or other legal rules subordinate thereto.

1.2.5.    References to Persons.   All references to Persons include their successors, beneficiaries and permitted assigns.

1.2.6.    Term “Include”.   The terms “including”, “include” and “included” and analogous terms shall be interpreted as if they had been accompanied by the phrase “but not limited to”.

1.2.7.    Applicable Definitions.   The definitions contained in this Agreement are applicable to the singular as well as the plural form of such terms, regardless of gender. Also, such definitions shall also be applicable to terms directly derived from the defined terms.

1.2.8.    Meaning of “Ordinary Course”.   The term “ordinary course”, when used in relation to the conduct by the Company or any Subsidiary of its relevant businesses, or the conduct of the business by any other Person, means any transaction or activity which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no extraordinary features, and, in the case of the Company or any Subsidiary, consistent with past procedures and practices, and, in the case of any other Person, any transaction or activity that might be reasonably expected to be carry out from time to time by a Person of similar nature and size and engaged in a similar business.

1.2.9.    Meaning of “Material”.   With respect to any covenant, representation or warranty made with a “materiality” qualifier, a breach or inaccuracy thereof shall be deemed “material” if gives rise to Loss(es) exceeding five million Reais (R$ 5,000,000.00) in the aggregate.

1.2.10.    Meaning of "Best Efforts".   The term “best efforts” will refer to the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure

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that the result is achieved as expeditiously as possible in compliance with the Law; provided, however, that a Person required to use its best efforts under this Agreement will not be hereby required to take any actions that could potentially be materially adverse to such Person or any of its Affiliates.

1.2.11.    References to Period of Days.  References to any period of days shall be deemed to be to the relevant number of calendar days, provided that all references to terms or periods in this Agreement shall be counted excluding the date of the event that causes such term or period to begin and including the last day of the relevant term or period.

1.2.12.    Meaning of “Knowledge”.   With respect to any representation or warranty made to the “knowledge” of a Person: (a)  an individual shall be deemed to have knowledge of a fact or other matter if the individual is actually aware of such fact or other matter, or if a prudent individual could be reasonably expected to discover or otherwise have knowledge of such fact or other matter due to his/her position or function, (b)  an entity, other than a Seller, shall be considered to have “knowledge” of a fact or other matter if any individual who is serving as a director, manager or senior executive or officer of such entity has, or at any time had, knowledge of such fact or other matter, and (c)  each Seller shall be deemed to have “knowledge” of a fact or other matter known to the Company or any Subsidiary that has been at any point in time discussed, submitted to the participants of the relevant meeting in writing and resolved on at a shareholders’ general meeting or a Board of Directors’ meeting of the Company or any Subsidiary. Moreover, each Seller shall be deemed to have “knowledge” of a fact or other matter (i) if any non independent member of the Board of Directors of the Company appointed by it, as contemplated in the Shareholders’ Agreements, is actually aware of such fact or other matter, or (ii) after due inquiry, and “due inquiry” shall mean that the relevant Seller has asked the incumbent Chief Executive Officer of the Company and the Chief Executive Officer has, after due inquiry to the appropriate senior executive or officer of the Company and/or Subsidiaries, informed the relevant Seller about such fact or matter, provided, however, that each matter informed or reported by the Company in its financial statements (demonstrações financeiras padronizadas (DFPs) or informações trimestrais (ITRs) and mandatory reference forms (formulários de referência) filed by the Company before the CVM will be deemed to be of the knowledge of each Seller.

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1.2.13.    Meaning of “Threatened”.   A fact or matter is considered to be “threatened” if any demand, Claim, counterclaim or statement has been expressly asserted and there is written preliminary evidence of its existence or any written notice has been given to the effect that a fact or matter will be asserted, commenced, taken or otherwise pursued in the future.

1.2.14.    Negotiation and Drafting.   The Parties have participated jointly in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

2.	PURCHASE AND SALE

2.1.    Purchase and Sale.   In reliance on the representations and warranties set forth in Articles 7 and 8 hereto, as well as upon the terms and subject to the conditions herein set forth, including the fulfillment or waiver of the Conditions to Closing, the Purchaser hereby undertakes to purchase, and agrees to acquire and receive from each Seller, and each Seller severally undertakes to sell, and agrees to assign, transfer and deliver to the Purchaser, at Closing, all—but not less than all—of the Shares held by such Seller, free and clear of any Liens.

3.	PURCHASE PRICE

3.1.    Purchase Price.   In consideration for the purchase of the Shares under this Agreement, the Purchaser shall, subject to the conditions and adjustments set forth in this Agreement, pay to each Seller the purchase price of nine Reais and seventy-five centavos (R$ 9.75) per Share (i.e., aggregate amount of five hundred and fifty five million, eight hundred seventy seven thousand, four hundred twenty-two Reais and seventy-five centavos (R$ 555,877,422.75), payable as follows: (i) cash in the aggregate amount equal to four hundred and forty-nine million, eight thousand, four hundred and eighteen Reais and seventy-nine centavos (R$ 449,008,418.79), due and payable, in its entirety, on the Closing Date, as set forth in Section 3.1.1 below (the “Base Purchase Price”), and (ii) cash in the aggregate amount equal to one hundred and six million, eight hundred and sixty-nine thousand, and three Reais and ninety-six centavos (R$ 106,869,003.96), as adjusted by the Deferred Adjustment Rate, due and

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payable pursuant to the terms and conditions set forth in Section 3.2, as collateral for purposes of the Sellers’ indemnification obligations in connection with the Special Tax Claims as set forth in Article 10 (the “Deferred Purchase Price,” and, together with the “Base Purchase Price,” hereinafter collectively referred to as “Purchase Price”):

3.1.1.    Base Purchase Price.   The Base Purchase Price will be due and payable on the Closing Date, as follows:

(a)
the aggregate amount of four hundred and thirty million, six hundred and eight thousand, four hundred and eighteen Reais and seventy-nine centavos (R$ 430,608,418.79) (the “Upfront Amount”), which is equivalent to the Base Purchase Price minus the Escrow Amount, shall be paid by the Purchaser to the Sellers, proportionally to the number of Shares sold by each one of them, as shown in Schedule 3.1.1(a), by means of TED to their respective bank accounts or, in the case of the Non-Brazilian Tax Resident Sellers, at their sole discretion, wire transfer to the respective bank accounts outside of Brazil, which such bank accounts shall be informed by each Seller to the Purchaser in writing within three (3) days prior to Closing. Notwithstanding the foregoing, the Upfront Amount shall be adjusted downwards (i) by an amount equal to seventy one point twenty-five percent (71.25%) of all the costs and expenses incurred by the Company in connection with the Transaction and which shall be paid by the Company on or prior to Closing to the Persons set forth in Schedule 3.1.1(a)(i), and (ii) by the amount of any dividend or other distributions paid or declared by the Company to the Sellers after the date hereof and prior to Closing; and

(b)	the Escrow Amount shall be transferred by TED in immediately available funds to the Escrow Account.

3.1.2.    Release.   Subject to the withholdings referred to in Sections 6.2.1, 6.2.1.1 and 6.2.2, the confirmation by each Seller of the deposit of its pro-rata portion of the Upfront Amount in such Seller’s bank account, as informed by such Seller to the Purchaser as per Section 3.1.1(a), and the deposit of the Escrow Amount in the Escrow Account, will result in the automatic release by such Seller solely with respect to the payment of the Base Purchase Price due to such Seller.

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3.2.    Deferred Purchase Price.   The Deferred Purchase Price shall be adjusted by the Deferred Adjustment Rate from the Closing Date until the Business Day prior to any Deferred Payment Date.

3.2.1.    Reduction of the Deferred Purchase Price.   From time to time (a) the exact amount of each Deferred Purchase Price Payment shall be deducted from the Deferred Purchase Price on the respective Deferred Payment Date, and (b) the amount of any Loss incurred by a Purchaser’s Indemnified Party in connection with a Special Tax Claim shall be deducted from the Deferred Purchase Price on the date such Loss is effectively incurred, pursuant to Section 10.4 below.

3.2.2.    Payment of the Deferred Purchase Price.   On each Deferred Payment Date, the Deferred Purchase Price Payment on such date shall be paid by the Purchaser to the Sellers in accordance with the proportion set forth in Schedule 3.1.1(a) or as otherwise informed to the Purchaser by the Sellers’ Representatives in accordance with Section 16.1.1 or Section 16.6, in case of assignment of the rights under this Agreement, by means of TED in favor of the Sellers’ bank accounts or, in the case of the Non-Brazilian Tax Resident Sellers, at their sole discretion, wire transfer to the respective bank accounts outside of Brazil, which such bank accounts shall be informed by each Seller to the Purchaser in writing at least one (1) Business Day in advance to such payment. If the Sellers and the Purchaser are unable to reach an agreement in relation to the amount of the Deferred Purchase Price Payment that shall be paid on any Deferred Payment Date, if any, the Purchaser shall pay the uncontroversial amount, and the controversial amount shall be paid on the date on which (i) an arbitration award determining the release of the controversial amount passes into res judicata, or (ii) the Parties reach an agreement on the release of the controversial amount.

3.2.3.    Information on the Deferred Purchase Price Balance.   Purchaser hereby undertakes to (a) at least three (3) Business Days prior to any Deferred Payment Date, send a written notice to the Sellers informing the exact amount of the Deferred Purchase Price Payment payable on such Deferred Payment Date, and (b) at least five (5) Business Days after the date on which any Loss incurred by a Purchaser’s Indemnified Party in connection with a Special Tax Claim becomes due pursuant to Section 10.4, send a written notice to the Sellers informing the exact amount of the Loss that shall be deducted from the Deferred Purchase Price on such date. Purchaser hereby also undertakes to cause the Company, after Closing, to create and

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maintain accounting records for the registration of (a) the Deferred Purchase Price adjusted by the Deferred Adjustment Rate, (b) any amounts actually disbursed by any Purchaser’s Indemnified Party in connection with any Special Tax Claims, pursuant to the terms of this Agreement, and (c) any Deferred Purchase Price Payment. The Company shall deliver to the Purchaser and the Sellers, on the date of disclosure of its quarterly financial statements, a report describing all entries recorded in such accounting records for calculation of the balance of the Deferred Purchase Price.

3.2.4.    Guarantee of the Deferred Purchase Price.   The Purchaser hereby delivers to the Sellers a guarantee issued by Blackstone Capital Partners V L.P., a limited partnership duly organized and validly existing under the Laws of Delaware, and Blackstone Capital Partners (Cayman) V L.P., a limited partnership duly organized and validly existing under the Laws of Cayman Islands, to become effective upon Closing, a copy of which is attached hereto as Schedule 3.2.4, pursuant to which Blackstone Capital Partners V L.P. and Blackstone Capital Partners (Cayman) V L.P. have agreed to jointly, unconditionally and irrevocably guarantee to each Seller the payment of the Deferred Purchase Price (as adjusted by the Deferred Adjustment Rate and, if applicable, as reduced by Section 3.2.1) due to each Seller as per this Agreement, subject to the cap set forth thereunder.

4.	ESCROW ACCOUNT

4.1.    Escrow Account.   On the Closing Date, the Parties and the selected Escrow Agent shall enter into the Escrow Agreement, and the Escrow Amount shall be deposited by the Purchaser into the Escrow Account, pursuant to and in accordance with this Agreement and the Escrow Agreement.

4.1.1.    Escrow Earnings.   Earnings on the Escrow Amount (including any interest accrued thereon and any other profit realized therefrom) shall be credited to the Escrow Account (the actual amount from time to time of such earnings (and interest or other profit) is referred to herein as the “Escrow Earnings”). The Escrow Earnings shall include the earnings earned with respect to (a) the Escrow Amount and (b) the Escrow Earnings previously earned with respect to such Escrow Amount, and shall become a part of, and shall be included in, the Escrow Amount.

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4.1.2.    Joint Instructions.   Any withdrawal or transfer from the Escrow Account shall be authorized by written instruction with the joint signatures of the Purchaser and the Sellers’ Representatives, in accordance with the mechanism set forth in the Escrow Agreement, or otherwise as set forth in an arbitration award rendered in accordance with Article 15. Each Party hereby agrees and undertakes to promptly execute and deliver to the Escrow Agent joint instructions for disbursement of a portion or the totality of the Escrow Amount as required under this Agreement. Any unjustified delay in signing or refusal to sign the documents necessary to release funds from the Escrow Account, in the events authorized hereunder, will subject the delaying or refusing Party to the charges and consequences established in Section 16.2.

4.2.    Release of Funds from the Escrow Account.   The amounts at any time deposited and/or invested from the funds deposited in the Escrow Account (including, for the avoidance of doubt, the Escrow Earnings) shall serve solely as security for and as the sole source of payment of the indemnity obligations (other than in connection with the Special Tax Claims) due to the Purchaser’s Indemnified Parties pursuant to this Agreement. The Escrow Amount shall be released as follows:

(a)
from time to time, once the Indemnity Threshold, if and to the extent applicable, has been exceeded, the exact amount of any Loss (pursuant to Section 10.4.1, as applicable) incurred by a Purchaser’s Indemnified Party and subject to indemnification by the Sellers pursuant to Article 10 (other than in connection with the Special Tax Claims) shall be released to the Purchaser’s Indemnified Party, on the date the respective indemnification obligation becomes due pursuant to Section 10.4, by means of TED to the bank account of the Purchaser’s Indemnified Party to be provided in writing at least one (1) Business Day in advance;

(b)
from time to time, to the extent that any judicial deposit and/or other form of financial guarantee is required from the Company, its Subsidiaries or the Sellers, as applicable, to pursue the defense of any Third Party Claim indemnifiable by the Sellers under this Agreement (other than any Special Tax Claim), seventy-one point twenty-five percent (71.25%) of the amount necessary for purposes of making such judicial deposit and/or presenting such guarantee (including a bank guarantee) shall be released to the Person responsible for presenting such collateral, exclusively for such use, by means of a TED

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in favor of the bank account designated by means of a written notice delivered by such Person to the Parties and the Escrow Agent, in accordance with the procedures established in the Escrow Agreement, at least one (1) Business Day in advance, provided that, if and upon release and recovery of a portion or the totality of such judicial deposit and/or financial guarantee by the relevant Person, such relevant Person shall deposit the full amount so released or otherwise recovered into the Escrow Account or, in case such relevant Person releases and recovers any such amount after the expiration of the Escrow Account and provided that the relevant Third Party Claim is no longer indemnifiable pursuant to this Agreement, it shall be paid to the Sellers in accordance with the proportion set forth in Schedule 3.1.1(a) or as otherwise informed to the Escrow Agent by the Sellers’ Representatives in accordance with Section 16.1.1 or Section 16.6, in case of assignment of this Agreement by any Seller (“Proportional Escrow Amount”), by means of TED in favor of the Sellers’ bank accounts or, in the case of the Non-Brazilian Tax Resident Sellers, at their sole discretion, wire transfer to the respective bank accounts outside of Brazil, which such bank accounts shall be informed by each Seller to the Purchaser in writing one (1) Business Day prior to such payment; and

(c)
on the Escrow Release Date, the Escrow Amount available in the Escrow Account (including, for avoidance of doubt, the Escrow Earnings) shall be released to the Sellers, in accordance with the Proportional Escrow Amount, by means of TED in favor of the Sellers’ bank accounts or, in the case of the Non-Brazilian Tax Resident Sellers, at their sole discretion, wire transfer to the respective bank accounts outside of Brazil, which such bank accounts shall be informed by each Seller to the Purchaser in writing at least one (1) Business Day in advance, subject to the last sentence of Section 6.2 (f)), provided, however, that if, on the Escrow Release Date, there is any outstanding Claim of a Purchaser’s Indemnified Party under any Indemnification Notice delivered prior to the Escrow Release Date that may result in a payment of indemnification by the Sellers pursuant to this Agreement (other than in connection with the Special Tax Claims), the aggregate amount of all such pending indemnification claims shall remain deposited in the Escrow Account, if, and only if, to the extent that the aggregate amount of all such pending indemnification claims plus the total amount of all Indemnifiable Losses incurred, due and payable or paid by the Sellers prior to the Escrow Release Date is equal to or higher than the Indemnity Threshold. If the Sellers and the Purchaser

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are unable to agree in relation to the amounts that shall remain deposited in the Escrow Account after the Escrow Release Date, the Sellers and the Purchaser shall notify the Escrow Agent instructing it to release the uncontroversial amounts, and the controversial amounts shall remain deposited in the Escrow Account until the date on which (i) an arbitration award determining the release of the controversial amounts passes into res judicata, (ii) the Parties reach an agreement on the release of the controversial amounts or (iii) in case such controversial amounts relates to a Third Party Claim, a settlement, final judgment, arbitration award or similar decision in connection therewith passes into res judicata;

(d)
to the extent any amount of the Escrow Amount is withheld after the Escrow Release Date pursuant to Section 4.2(b) or Section 4.2(c), (i)  if and when the Sellers’ indemnification obligation arising from any such pending claims becomes due pursuant Section 10.4, the exact amount of the respective Indemnifiable Loss shall be released from the Escrow Account to the respective Purchaser’s Indemnified Party, by means of TED to the bank account of the Purchaser’s Indemnified Party to be provided in writing at least one (1) Business Day in advance, and (ii)  once a settlement, final judgment, arbitration award or similar decision in connection with any such pending claims passes into res judicata, then, any remaining portion of the Escrow Amount (minus, in case the Sellers’ indemnification obligation arising from any such pending claims becomes due pursuant Section 10.4, the exact amount of the respective Indemnifiable Loss) shall promptly be released from the Escrow Account to the Sellers in accordance with the Proportional Escrow Amount, by means of TED in favor of the Sellers’ bank accounts or, in the case of the Non-Brazilian Tax Resident Sellers, at their sole discretion, wire transfer to the respective bank accounts outside of Brazil, which such bank accounts shall be informed by each Seller to the Purchaser in writing at least one (1) Business Day in advance;

(e)
notwithstanding anything to the contrary in this Section 4.2, in no event shall any amount of the remaining Escrow Amount be released at any time to any Seller if at the time of the release (i) such remaining Escrow Amount does not exceed the aggregate amount of all then pending indemnification claims (other than in connection with the Special Tax Claims) by any and all Purchaser’s Indemnified Parties that may result in a payment of indemnification by the Sellers pursuant to this Agreement and (ii) the

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aggregate amount of all such pending indemnification claims plus the total amount of all Indemnifiable Losses incurred and due and payable or paid by the Sellers up to such date is equal to or higher than the Indemnity Threshold.

4.2.1.    Notices to the Escrow Agent.   For the purposes herein, the Purchaser, on the one side, and the Sellers, on the other side, hereby expressly agree and undertake to duly execute and deliver to the Escrow Agent, in accordance with the Escrow Agreement, a notice instructing and authorizing the withdrawal of the relevant amount from the Escrow Account and the transfer, on the relevant date and to the relevant creditor, in accordance with this Section. Any unjustified delay in signing or refusal to sign the documents necessary to release funds from the Escrow Account, in the events authorized hereunder, will subject the delaying or refusing Party to the charges and consequences established in Section 16.2.

4.3.    Escrow expenses, Taxes and fees.   All expenses, Taxes, fees and other bank charges incurred in connection with the opening, maintenance or transfer of funds from the Escrow Account shall be paid directly with the proceeds deposited in the Escrow Account (including, for avoidance of doubt the Escrow Earnings). If, at any time before the end of the term of effectiveness of the Escrow Agreement, the balance of the Escrow Account is insufficient for the payment of any such expenses, Taxes, fees and bank charges, the shortfall amount(s) shall be equally borne by the Sellers, on one side, and the Purchaser, on the other side (i.e., fifty percent (50%) by the Purchaser and fifty percent (50%) by the Sellers), and the Sellers and the Purchaser shall make the payment of all due amounts directly to the Escrow Agent.

4.4.    Seizure or Attachment of Escrow Account.   If at any time during the term of the Escrow Agreement, all or part of the amount deposited in the Escrow Account is subject to any judicial lien, seizure, attachment or any other type of Lien (“Blocked Amount”), the Party that gives rise to such restriction shall, within five (5) Business Days as from the date on which it becomes aware of such restriction, submit to the other Party(ies) a bank guarantee issued by a first tier Brazilian financial institution, satisfactory to the other Party(ies), in an amount equivalent to the Blocked Amount, which shall remain in full force and effect until the Blocked Amount is fully released from such seizure, attachment or Lien.

4.5.    Investments.   The amounts deposited in the Escrow Account shall be invested always as per the Sellers’ instructions and the investment policy contemplated in the Escrow Agreement.

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If a financial loss is suffered as a result of any such investments of the amounts deposited in the Escrow Account, the Sellers shall not have any obligation to deposit any additional amounts in the Escrow Account.

4.6.    Replacement of Escrow Agent.   Upon mutual agreement of the Purchaser and the Sellers, including where the creditworthiness or financial health of the Escrow Agent is jeopardized or at risk, they shall arrange for the Escrow Account to be transferred to another first tier financial institution to be mutually agreed upon by such Parties at the time, provided that, before the actual transfer of the funds from the Escrow Account, a new escrow agreement substantially in the form of the Escrow Agreement shall be executed between the relevant Parties and the new financial institution.

4.7.    Replacement of the Escrow.   Upon receipt of a written request from any Seller, the Purchaser hereby expressly agrees to negotiate in good faith with such Seller the replacement of the balance of the Escrow Amount held to the benefit of such Seller, in accordance with the Proportional Escrow Amount, by a letter of credit or a bank guarantee or other kind of guarantee issued by a first tier financial institution, which guarantee shall be acceptable to the Purchaser, at its sole discretion (the “Alternate Guarantee”). Upon delivery of the Alternate Guarantee by any of the Sellers and acceptance thereof by the Purchaser, the Purchaser shall release the Proportional Escrow Amount to such Seller, as set forth in the Escrow Agreement. If any Proportional Escrow Amount is replaced by an Alternate Guarantee, the provisions of Section 4.2 above will apply, mutatis mutandis, to such Alternate Guarantee and the amount of such Alternate Guarantee shall be considered as part of the Escrow Amount for purposes of Sections 10.3.1(c) and 10.3.3. For the sake of clarity, in case there is a Loss after the replacement of the Proportional Escrow Amount by an Alternate Guarantee, the indemnification of such Loss under this Agreement shall be made by the Sellers partially by the release of funds from the Escrow Account and partially by the foreclosure of such Alternate Guarantee, always proportionately to the most recent Proportional Escrow Amount informed by Sellers to the Purchaser.

5.	SIGNING, CONDITIONS TO CLOSING AND CONDUCT OF BUSINESS

5.1.    Signing Acts.

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(a)
Concurrently with the execution of this Agreement, the Purchaser shall deliver to the Sellers, and each Seller shall deliver to the Purchaser, the documents that evidence the powers and authority of their respective representatives who act as signatories of this Agreement and the corporate approvals needed to evidence that the Purchaser, on the one side, and each such Seller, on the other side, is authorized to enter into this Agreement, perform the acts contemplated herein to be performed by it, fulfill the obligations assumed by it hereunder and consummate the Transaction, in accordance with the terms and conditions set forth hereunder.

(b)	Upon execution of this Agreement, the Company shall issue and release a material fact statement (fato relevante) in the form of Exhibit 12.5.1(a).

5.2.    Sellers’ Conditions to Closing.   The Sellers’ obligations hereunder to perform any of the Closing Acts are conditioned, as per article 125 of the Civil Code, to the fulfillment or waiver (when applicable, subject to the provisions of Section 5.4) by the Sellers of each of the following conditions precedent (“Sellers’ Conditions to Closing”):

(a)
the representations and warranties made by the Purchaser hereunder shall be true and correct in all material respects at the Closing Date as if restated on and as of such date, except for any representations and warranties that expressly refers to another date, which representations and warranties shall be true and correct in all material respects as of such date;

(b)
the Purchaser shall have performed and complied with, in all material respects, each of its obligations and agreements hereunder required to be so performed or complied by the Purchaser at or before the Closing; and

(c)
no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that has the effect of prohibiting the consummation by any of the Sellers of any of the transactions set forth herein, on the terms contemplated hereby.

5.3.    Purchaser’s Conditions to Closing.   The Purchaser’s obligations hereunder to perform any of the Closing Acts are conditioned, as per article 125 of the Civil Code, to the

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fulfillment or waiver (when applicable, subject to the provisions of Section 5.4) by the Purchaser of each of the following conditions precedent (“Purchaser’s Conditions to Closing” and, together with the Sellers’ Conditions to Closing, the “Conditions to Closing”):

(a)
approval of the Transaction by the Antitrust Authorities and, in case of a decision from the Superintendência Geral of CADE, lapse of the term of fifteen (15) days counted as from the publication in the Official Gazette of such decision;

(b)	the foreign investment represented by the 2689 Shares shall have been converted into a 4131 Investment;

(c)
the representations and warranties made by the Sellers hereunder shall be true and correct in all material respects at the Closing Date as if restated on and as of such date (other than those representations and warranties set forth in Article 7 and Sections 8.1, 8.2, 8.3, 8.5 and 8.7, which shall be true and correct in all respects, and without prejudice to the right of the Purchaser to be indemnified hereunder in respect of any representation and warranty which is not true and correct in all respects, subject to Article 10), except for any representations and warranties that expressly refers to another date, which representations and warranties shall be true and correct in all material respects as of such date; provided that the right of Purchaser to terminate this Agreement if this condition precedent is not met shall be limited and subject to Section 5.5 hereof;

(d)
the Sellers shall have paid or caused to be paid to the Company or any of the Subsidiaries any and all amounts owed by any of them, or any of their Affiliates to the Company or any of the Subsidiaries for borrowed monies or otherwise, as listed in Schedule 5.3(d);

(e)
the Company and any of the Subsidiaries shall have paid to the Sellers (and made the relevant tax withholdings) and the Sellers shall have granted a release to the Company or any of the Subsidiaries in connection with any amounts owed by any of the Company or any of the Subsidiaries to the Sellers for borrowed or any other monies, as listed in Schedule 5.3(e);

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(f)
the Sellers shall have performed and complied with, in all material respects, each of their respective obligations and agreements hereunder required to be so complied with by each of the Sellers at or before the Closing;

(g)
no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that has the effect of prohibiting the consummation by the Purchaser of any of the transactions set forth herein, on the terms contemplated hereby;

(h)	none of the events listed in Section 5.6 shall have occurred without the prior written approval from the Purchaser, whether or not in breach or violation of Section 5.6;

(i)
the Sellers shall have caused the Company and/or the Subsidiaries to obtain, and the Company and/or the Subsidiaries shall have obtained, before the Closing Date, the waivers, approvals and/or consents requested by Purchaser from the relevant Third Parties listed in Schedule 5.3(i), provided, however, that, without prejudice to the provisions of Section 5.3.1 below, any such Third Party consent shall only be deemed a Purchaser’s Condition to Closing if, after consultation between Purchaser and Sellers, Sellers receive a written notice from the Purchaser, within thirty (30) days from the date hereof, confirming the Third Parties listed in Schedule 5.3(i) in relation to which any such waiver, approval and/or waiver shall be indeed required; and

(j)	since December 31, 2012, there shall have been no Material Adverse Effect.

5.3.1.    Creditors Approval.   Subject to Section 5.4.1 below, in case the Company reasonably believes that the approval from any creditor listed in Schedule 5.3(i) will either be granted subject to condition or will not be timely granted, then the Sellers will request Purchaser’s written waiver on the condition under Section 5.3(i) specifically with respect to such approval, and in case the Purchaser does not grant the waiver within five (5) Business Days from the receipt of the request date, the Sellers will be authorized to cause the Company and its Subsidiaries—and the Company and its Subsidiaries will be authorized to do so—, at their exclusive discretion, to contract and incur any new financing transaction with economic terms not more burdensome to the Company and/or its Subsidiaries than those currently in effect under the existing transactions entered into with such relevant creditor, provided that the

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use of proceeds under any such new financing transaction shall be used to repay such existing transactions, in such a way that the approval from such creditor will no longer be then required; provided, further, that any such new financing transaction shall be prepayable at the discretion of the Company without the imposition of any penalty or other incremental expense other than principal and accrued and unpaid interest. For the avoidance of doubt, the Purchaser’s Condition to Closing set forth in Section 5.3(i) shall be deemed to have been met in case Purchaser does not grant a waiver upon request but Sellers are able to contract or incur a new financing transaction pursuant to the terms of this Section 5.3.1.

5.4.    Indispensable Condition to Closing.   Notwithstanding the foregoing, the Conditions to Closing set forth in Section 5.2(c), Section 5.3(a) and Section 5.3(g) above cannot be waived by any of the Parties.

5.4.1.    Fulfillment of Conditions to Closing.   The Parties undertake to use their reasonable efforts in order to achieve the fulfillment of all Conditions to Closing as soon as practically possible. No Party shall be entitled to avoid the Closing of the Transaction hereunder as a result of its own and sole failure to fully implement any of the Conditions to Closing.

5.5.    Notices of Certain Events; Supervening Events after the Signing.   The Sellers and the Company shall promptly notify the Purchaser of (i) the occurrence of any event that, to the knowledge of Sellers, would cause, or has a reasonable prospect of causing, the representations and warranties in Articles 7 or 8 hereto to be untrue; or (ii) the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied; provided that in no event shall notification of any of the foregoing affect any of the Party’s rights hereunder, including any termination rights set forth below or any right to indemnification pursuant to Article 10.

5.5.1.    Purchaser’s Right to Terminate the Agreement and to Indemnification.   Notwithstanding the foregoing, if any such fact provided for in this Section 5.5 relates to a matter that (a) arises after the date hereof, (b) is out of the Sellers’ control and is not caused by any breach of any of the Sellers’ or the Company’s covenants or agreements hereunder and (c) results in, or is reasonably expected to result in Losses of the Company and/or its Subsidiaries exceeding seventy-five million Reais (R$ 75,000,000.00), then the Purchaser

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shall have the right (but not the obligation) to terminate this Agreement in accordance with the terms and conditions of Article 13 on account of such matter described in such notice (provided that, if any such new event (x) is solely and directly related to a Special Tax Claim or (y) is otherwise disclosed (i) in the Disclosure Schedule as of the date hereof, (ii) in the last reference form (formulário de referência) filed by the Company with CVM prior to the date hereof or (iii) in any material fact statement (fato relevante) filed by the Company with the CVM in accordance with Instrução CVM 358, from January 1, 2012 to the date hereof, such termination right shall not apply). If the Purchaser elects to terminate this Agreement pursuant to this Section 5.5.1, then the Purchaser agrees that it shall not have any Claim against any of the Sellers or the Company based on or otherwise related to the matter that gave rise to the Purchaser’s right to terminate this Agreement pursuant to this Section 5.5.1. If, on the other hand, the Purchaser elects not to terminate this Agreement, then the Sellers shall have the right to update the Disclosure Schedule accordingly for purposes of meeting the closing condition set forth in Section 5.3(c), subject to the terms of Section 5.5.3 for purposes of indemnification rights.

5.5.2.    Sellers’ Right to Update the Disclosure Schedule.   If any fact or event provided for in this Section 5.5 relates to a matter that (a) arises after the date hereof, (b) is out of the Sellers’ control and is not caused by any breach of any of the Sellers’ or the Company’s covenants or agreements hereunder and (c) results in, or is reasonably expected to result in, Losses of the Company and/or its Subsidiaries not to exceed seventy-five million Reais (R$ 75,000,000.00), then, subject to Section 5.5.3, the Sellers shall have the right to update the Disclosure Schedule relating to such representation and warranty accordingly and Purchaser shall not have the right to terminate this Agreement on account of such matter described in such notice.

5.5.3.    Indemnification Rights.   The Sellers hereby agree that, except in case the Purchaser elects to terminate this Agreement pursuant to Section 5.5.1 above, the provisions of this Section 5.5, including any update of a Disclosure Schedule permitted in this Section, shall not affect the Purchaser’s right to indemnification for breach of representations or warranties under this Agreement pursuant to the terms and subject to the limitations set forth in Article 10, including any Loss resulting from the matters described in Sections 5.5.1 and 5.5.2, without giving effect to any such update of Disclosure Schedule permitted for purposes of Section 5.5.2.

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5.6.    Conduct of Business Prior to Closing.   During the period comprised between the date of execution of this Agreement and the Closing Date (the “Interim Period”), each Seller severally undertakes to exercise its respective voting rights at any and all general shareholders’ meetings of the Company and instruct its respective appointees to the Company’s board of directors to exercise their respective voting rights at any and all meetings of the Company’s board of directors so as to cause the Company to conduct its business and the Subsidiaries’ business in their ordinary course, consistent with their past operational practices, including with respect to creation and undertaking of Liabilities and Liens, accounting or credit principles or practices, compensation policy and lay-offs and operational policies or practices. In connection with the foregoing, each Seller, unless the prior written approval from the Purchaser is obtained, shall refrain and shall exercise its voting rights and cause its respective appointees to the Company’s board of directors to exercise their voting rights so as to make the Company and the Subsidiaries refrain from performing any of the following extraordinary actions, subject to Section 5.6.1 below:

(a)
approval of any merger, merger of shares, spin-off, joint venture, capital increase, capital reduction or any other form of corporate reorganization or acquisition of another company, in each case, involving the Company and/or the Subsidiaries;

(b)	amend the Bylaws and/or the Subsidiaries’ bylaws or articles of association;

(c)	disposal of any Shares or creation of any Lien on any Shares;

(d)
issuance, redemption, amortization, reimbursement, repurchase, or transfer of any Securities issued by the Company and/or any of the Subsidiaries, except in relation to any Securities issued by the Company in connection with existing commitments under the stock option plan referred to in Section 8.8(b) of the Disclosure Schedule and except for the transfer of any Securities held by shareholders of the Company other than the Sellers;

(e)
declaration or payment of any distributions to shareholders, except for any declaration or distribution that meets each of the following conditions: (i) such declaration or distribution is made in accordance with the Company’s ordinary course of business,

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consistent with past practices (including, for the avoidance of doubt, with respect to amounts being declared or paid and timing for such payment or declaration); and (ii) such distribution is paid, or such declaration is expected to be paid, by the Company with its own funds, without entering into or modifying any loan or financial agreement or otherwise incurring indebtedness (including under existing credit facilities) with the purpose of obtaining the proceeds for such distribution;

(f)	disposal, acquisition, encumbrance, lease, free lease, assignment or other form of disposal of any material asset of the Company and/or the Subsidiaries, outside the ordinary course of business;

(g)
entering into any contract or agreement between the Company and/or the Subsidiaries, on one side, and any of the Sellers or their Affiliates, on the other side, or amendment to any such existing contracts or agreements;

(h)	repay any borrowing or indebtedness in advance of its stated maturity outside the ordinary course of business, unless otherwise made pursuant to the terms and conditions of Section 5.3.1;

(i)
except as otherwise contemplated in Schedule 5.5(i), entering into, or modifying, accelerating, cancelling or terminating any loan or financial agreements entered into by the Company and/or the Subsidiaries or issuing any debt instrument in excess of ten million Reais (R$ 10,000,000.00);

(j)
granting of any guarantee or counter-guarantee, in rem or personal, to secure any obligation of a Third Party (other than a Subsidiary), or the assumption of any obligation to the sole benefit of a Third Party (other than a Subsidiary);

(k)	filing for judicial or extrajudicial reorganization or for voluntary bankruptcy, or, in case of involuntary bankruptcy, granting the consent thereto;

(l)	change any tax election or enter into any tax incentive program or debt repayment program (programa de parcelamento);

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(m)
make any distribution or disbursement of any nature whatsoever to any officer, director or shareholder other than in the ordinary course of business, except as otherwise required under any of the stock option plan and benefit plans disclosed in Sections 8.8(a) and 8.8(b) of the Disclosure Schedule, or increase or promise to increase the level of remuneration or benefits, whether or not related to salaries, attributed to any members of their senior management or managers, except as otherwise required by applicable Law, employment contract or collective bargaining agreement;

(n)	any change in the Company’s and/or the Subsidiaries’ accounting practices, except as otherwise required under applicable Law or requested by the Company’s auditor;

(o)
any action or omission by the Company and/or its Subsidiaries that is materially inconsistent with the 2014 budget, as submitted for discussion at the Board of Directors’ meeting held on January 15, 2014 and made available to Purchaser, provided that the Parties acknowledge and accept that the 2014 budget contains certain projections, financial estimates, forecasts and other forward-looking information which, although they have been prepared in good faith based on assumptions believed by the Company to be reasonable at the time of preparation thereof, such projections, financial estimates, forecasts and other forward-looking information are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and therefore, notwithstanding the consent right of Purchaser set forth in this Section 5.6(o), no assurance can be given that any particular projection, financial estimate, forecast or other forward-looking information will be realized, it being understood that the actual results of which may differ and such differences may be material; and

(p)	any promise or commitment to perform any of the aforementioned acts.

5.6.1.    Permitted Actions.   Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that nothing contained in this Agreement shall operate so as to restrict the Company and/or the Subsidiaries from taking any action:

(a)
which is necessary to comply with or increase compliance with applicable Law, including, for the avoidance of doubt, declaration or payment of mandatory dividends pursuant to Brazilian Corporation Law;

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(b)	contemplated or required pursuant to a binding agreement, commitment or arrangement existing on the date hereof;

(c)	contemplated or required pursuant to this Agreement; or

(d)	with the written consent of the Purchaser.

6.	CLOSING

6.1.    Closing.   Subject to the terms and conditions set forth herein, the closing of the Transaction, including the actual purchase and sale of Shares (“Closing”), shall take place at 10:00 am, in the city of São Paulo, State of São Paulo, at the offices of Pinheiro Neto Advogados, at Rua Hungria, 1100, or in any other time and place as the Parties may otherwise mutually agree in writing. The specific date for the Closing shall be the third (3rd) Business Day after the fulfillment and/or waiver (by the applicable Party) of all Conditions to Closing, unless another date is agreed in writing by all Parties. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the fulfillment or waiver of the last Condition to Closing (other than conditions which by their terms are required to be fulfilled or if permissible, waived at the Closing), then the Closing shall occur on the date following the fulfillment or waiver of such Condition to Closing that is the earlier to occur of: (a) any Business Day as may be specified by Purchaser on no less than two (2) Business Days’ prior notice to the Company and (b) three (3) Business Days following the final day of the Marketing Period. The date on which Closing shall occur will be hereinafter referred to as the “Closing Date”.

6.2.    Closing Acts.   Without prejudice to other actions reasonably required for implementation of the Transaction, at Closing, the following actions shall take place (“Closing Acts”):

(a)
the Sellers and the Purchaser shall execute and deliver to each other the respective certificates confirming that (i) the representations and warranties made by each of them hereunder are true and correct in all material respects at the Closing Date as if such representations and warranties had been made on and as of the Closing Date (other than those representations and warranties set forth in Article 7 and Sections 8.1, 8.2,

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8.3, 8.5 and 8.7, which shall be true and correct in all respects, and without prejudice to the right of the Purchaser to be indemnified hereunder in respect of any representation and warranty which is not true and correct in all respects, and subject to the provisions of Article 10), except for any representations and warranties that expressly refer to another date, which representations and warranties shall be true and correct in all material respects as of such date, provided, however, that Sellers shall be entitled to make any amendments to the Sections of the Disclosure Schedule expressly indicated in the certificate to be delivered by the Sellers on the Closing Date, to the extent permitted by Section 5.5; (ii) all covenants and agreements undertook by each of them hereunder and required to be performed or complied by each of them at or before the Closing Date have been so performed and complied with, in all material respects, in accordance with the terms and conditions set forth in this Agreement; and (iii) all other conditions precedent set forth herein have been completed or waived by the relevant Party, and the relevant documentation, as applicable, confirming such completion or waiver has been provided to the relevant Party(ies);

(b)
the Purchaser shall provide copy of its respective corporate documents that evidence the powers and authority of its representatives who act as signatories of all documents that are executed at Closing;

(c)
the Sellers shall provide copy of their respective corporate documents that evidence the powers and authority of their representatives who act as signatories of all documents that are executed at Closing;

(d)
each Seller shall deliver to the Purchaser a resignation letter, effective as of the Closing Date, substantially in the form attached hereto as Exhibit 6.2(d), from each of the Company’s non independent members of the Board of Directors appointed by it, as listed in Schedule 6.2(d) hereto. In such resignations letters, the respective members of the Board of Directors of the Company and the Company shall give each other full, unconditional and irrevocable release, effective as of the Closing Date, declaring to have nothing to claim from one another for any and all obligations and rights that may arise in connection with this Agreement;

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(e)
the relevant Sellers shall execute and deliver to each other and the Company an instrument of termination and release in the form of Exhibit 6.2(e), formalizing the termination of the Shareholders’ Agreements and granting to the Company and to each other full release with respect to any rights and obligations arising from such Shareholders’ Agreements;

(f)
the Purchaser shall pay the Upfront Amount to the Sellers, in accordance to the proportion described in Schedule 3.1.1(a), by means of TED and wire transfers, in case of the Non-Brazilian Tax Resident Sellers, to their respective bank accounts informed as set forth in Section 3.1.1(a) for which purpose (i) the relevant foreign exchange rate that shall be used to convert the respective portion of the Upfront Amount at Closing from Brazilian reais into foreign currency shall be, without any responsibility to the Purchaser, the rate obtained by the bank selected by the Non-Brazilian Tax Resident Sellers which is authorized to carry out foreign exchange transactions in Brazil and that will carry out the relevant foreign exchange transaction to the credit of the bank account designated by the Non-Brazilian Tax Resident Sellers, as such rate may have been negotiated between the Non-Brazilian Tax Resident Sellers and such bank and (ii) the Purchaser or its designee shall enter into foreign exchange agreements with the financial institutions selected by the Non-Brazilian Tax Resident Sellers, provided that in case Purchaser waives the condition set forth in Section 5.3(b), than it shall be entitled to consummate Closing by depositing the pro rata portion of the Upfront Amount in Brazilian bank accounts held by the Non-Resident Sellers or in court (depósito judicial);

(g)	the Purchaser, the Sellers and the selected Escrow Agent shall enter into the Escrow Agreement;

(h)	the Purchaser shall transfer the Escrow Amount to the Escrow Account (which shall have been properly opened);

(i)	the Purchaser shall execute and deliver to the Company the Statement of Consent from Controlling Shareholders, which shall be promptly forwarded to BM&FBOVESPA;

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(j)
the Sellers shall transfer the Shares to the Purchaser, free and clear of any and all Liens, by means of the execution of the applicable share transfer orders (OTAs) and delivery thereof to the Company’s authorized book entry/deposit agent (agente escritural);

(k)
if required by Purchaser, the Sellers shall cause the Company to execute an amendment to the articles of association of Isofilme Indústria e Comércio de Plásticos Ltda., substantially in the form attached hereto as Exhibit 6.2(k), in order to transfer the one (1) quota held by Hermínio Vicente Smania de Freitas in the capital of Isofilme Indústria e Comércio de Plásticos Ltda. to the Person designated in writing by the Purchaser on or before the Closing Date;

(l)	the Company shall issue and release a material fact statement confirming the Closing, substantially in the form of Exhibit 12.5.1(b) hereto; and

(m)	the Company shall pay any invoiced and unpaid fees and expenses of the advisors referred to in Section 8.22 of the Disclosure Schedule.

6.2.1.    Taxes on Gains Realized by the Non-Brazilian Tax Resident Sellers.   The Parties acknowledge and agree that the prevailing Brazilian Tax Laws (including Law No. 10,833 of December 29, 2003) require the Purchaser to withhold Taxes on any capital gain realized by the Non-Brazilian Tax Resident Sellers levied on the sale of their Shares after their conversion into a 4131 Investment. Accordingly, the Purchaser shall, prior to Closing, but on the Closing Date, withhold from the portion of the Upfront Amount to be paid to the Non-Brazilian Tax Resident Sellers any and all applicable income Taxes (including the Imposto de Renda Retido na Fonte – IRRF), pursuant to the applicable Brazilian Tax rate, and the Purchaser shall in turn pay any such income Taxes to the Brazilian Tax authorities on the same date. The same shall apply, mutatis mutandis, on each relevant date of payment or release to the Non-Brazilian Tax Resident Sellers of any portion of the Deferred Purchase Price or the Escrow Amount. For any such purpose, the Non-Brazilian Tax Resident Sellers shall provide the Purchaser, on the date immediately preceding the Closing Date or on the date immediately preceding the date of payment of any portion of the Deferred Purchase Price or the Escrow Amount, as applicable, and as a condition to the payment of such Taxes, with accurate information about the acquisition cost of the Non-Brazilian Tax Resident Sellers, as well as the calculation of the corresponding capital gain and the precise amount of the withholding income

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tax due as a result of such capital gain and all other information required to process payment. The Purchaser shall always pay, on behalf of the Non-Brazilian Tax Resident Sellers, the relevant income Taxes (including the Imposto de Renda Retido na Fonte – IRRF) based on such information. Accordingly, the Non-Brazilian Tax Resident Sellers acknowledge and accept that the Purchaser will rely solely on such information provided by the Non-Brazilian Tax Resident Sellers, and, in light of this, the Non-Brazilian Tax Resident Sellers hereby agree to hold the Purchaser harmless and indemnify the Purchaser from and against any and all Losses suffered by the Purchaser as a result of the Purchaser's reliance thereon, as set forth in Article 10.

6.2.1.1.    Furthermore, the Purchaser agrees to deliver to the Non-Brazilian Tax Resident Sellers, on the Closing Date and on the date of payment of any portion of the Deferred Purchase Price or the Escrow Amount to the Non-Brazilian Tax Resident Sellers, through the respective Sellers’ Representatives, an original copy of the slip of payment known in Brazil as the Documento de Arrecadação de Receitas Federais or DARF duly paid in connection with the withheld Taxes.

6.2.2.    Withholding Taxes.   Notwithstanding Section 6.2.1, the Purchaser shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under any provision of federal state, local or foreign Tax Law, as supported by a legal opinion from a reputable law firm. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

6.3.    Simultaneous Actions.   All actions required to be taken at Closing shall be deemed to occur simultaneously. No Party hereto shall have any obligation to consummate any of the actions referred to in Section 6.2, unless all such actions shall have been consummated, with due regard to the provisions set forth in such Section, or waived by all the Parties in writing, and, if any Party fails to take any action required to be taken at Closing, all actions effectively taken at Closing shall be deemed null and void and each Party shall take all measures as may be reasonably required to undo and unwind any such action.

7.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

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Each Seller severally represents and warrants to the Purchaser that:

7.1.    Organization and Powers of the Sellers.   It (a) is either an investment fund (fundo de investimento) duly organized and validly existing under the Laws of Brazil or a company duly organized and validly existing under the Laws of Portugal, as the case may be; (b) has full powers to hold and to own its respective assets and to conduct its activities and businesses as currently conducted; (c) has the necessary power and authority to undertake and fulfill the obligations provided for in this Agreement and in all other instruments contemplated hereby; and (d) has performed all the corporate acts and obtained all necessary statutory or corporate approvals to authorize the execution and performance of this Agreement and all other instruments contemplated hereby.

7.2.    Validity and Enforceability.   This Agreement and all other instruments contemplated hereby have been (or, in the case of any instrument to be executed at Closing, will be as of the Closing Date) duly executed by it and, assuming that this Agreement and such other instruments constitute a valid and binding obligation of the other Parties hereto or thereto, constitute legal, valid and binding obligations of it, enforceable against it in accordance with the terms and conditions contemplated hereby and thereby, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, relating to or limiting the rights of creditors generally and (b) limitations imposed be Law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

7.3.    No Violation.   The execution of this Agreement and all other instruments contemplated hereby, as well as the compliance with the obligations set forth herein and therein, do not result in violation to nor conflict with any (a) Law applicable to it; (b) Governmental Orders to which it is bound by; or (c) provision of its organizational documents.

7.4.    Authorizations; No Limitations.   Except for the Antitrust Authorities’ approval, as provided in Section 12.1, no authorization, consent or approval by any Governmental Authority or any Third Party is required for the execution of this Agreement by it or for the compliance with the obligations contemplated herein by it.

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7.5.    Shares.   (A)  It is the lawful owner, holding good, valid and marketable title to its Shares, free and clear of any Lien, except for the Shareholders’ Agreements, in accordance with the number of Shares stated in Recitals. (B)  Except for this Agreement, it is not obliged in relation to any Third Party according to any contract, commitment or act to Transfer any of its Shares. (C)  Upon the consummation of the Closing, the Purchaser will acquire good, valid and marketable title to its Shares, free and clear of all Liens.

7.6.    Absence of Litigation.   As of the date hereof, there are no Claims pending or, to the knowledge of each Seller, threatened against such relevant Seller or any of its respective Affiliates that seek to challenge the legality, validity or enforceability of the Transaction or that would be reasonably expected to impair the ability of such Seller to enter into this Agreement and to perform on a timely basis any of its material obligations hereunder.

7.7.    Brokers and Finders.   No broker, finder or other Person acting in similar capacity has participated on behalf of the Sellers and/or the Company in bringing about the Transaction, rendered any services with respect thereto, has been in any way involved therewith or is otherwise entitled to any compensation, bonus or other similar payment deriving from the completion of the Transaction.

8.	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Each Seller hereby severally grants to Purchaser the following representations and warranties:

8.1.    Organization and Powers of the Company.   The Company (a) is a publicly held corporation (sociedade anônima aberta) duly organized and validly existing under the Laws of Brazil; (b) has full powers to hold and to own its respective assets and to conduct its activities and businesses as currently conducted; (c) has the necessary power and authority to undertake and fulfill the obligations provided for in this Agreement and in all other instruments contemplated hereby; and (d) has performed all the corporate acts and obtained all necessary corporate approvals to authorize the execution and performance of this Agreement and all other instruments contemplated hereby. The Subsidiaries (i) are duly organized and validly existing under the Laws of their place of incorporation; and (ii) have full powers to hold and to own their respective assets and to conduct their activities and businesses as currently conducted.

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8.2.    Validity and Enforceability.  This Agreement and all other instruments contemplated hereby have been (or, in the case of any instrument to be executed at Closing, will be as of the Closing Date) duly executed by the Company and, assuming that this Agreement and such other instruments constitute a valid and binding obligation of the other Parties hereto or thereto, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with the terms and conditions contemplated hereby and thereby, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, relating to or limiting the rights of creditors generally and (b) limitations imposed be Law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

8.3.    No Violation.   The execution of this Agreement and all other instruments contemplated hereby, as well as the compliance with the obligations set forth herein and therein, do not result in violation to nor conflict with any (a) Law applicable to the Company and/or the Subsidiaries; (b) Governmental Orders to which the Company or the Subsidiaries are bound by; or (c) provision of the Company’s or any of the Subsidiaries’ organizational documents or any duly adopted stockholders’ or directors’ resolution of the Company or the Subsidiaries, except, in each case, as is not reasonably likely to materially impair, delay or prevent the consummation of the Transaction.

8.4.    Third Party Authorizations; No Limitations.   Except for (a) any consent, authorization or approval, the failure of which to obtain would not be material to the Company and/or to the Subsidiaries and (b) the agreements listed in Section 8.4 of the Disclosure Schedule, which require the approval, the waiver and/or the consent from Third Parties in case of change of control of the Company and/or of the Subsidiaries, no other authorization, consent or approval by any Third Party is required for the execution of this Agreement by the Company or for the compliance with the obligations contemplated herein by the Company.

8.5.    Governmental Authorizations; No Limitations.   Except for (i) any consent, authorization or approval, the failure of which to obtain would not be material to the Company and/or to the Subsidiaries and (ii) the Antitrust Authorities’ approval, as provided in Section 12.1,, no authorization, consent or approval by any Governmental Authority is required for the execution of this Agreement by the Company or for the compliance with the obligations contemplated herein by the Company.

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8.6.    Absence of Litigation.   As of the date hereof, there are no Claims pending or, to the knowledge of each Seller, threatened against the Company or any of the Subsidiaries that seek to challenge the legality, validity or enforceability of the Transaction or that would be reasonably expected to impair the ability of the Company to enter into this Agreement and to perform on a timely basis any of its material obligations hereunder.

8.7.    Capital Stock.   (A)  As of the date hereof, the Company’s total issued and outstanding capital stock is four hundred and twenty two million, two hundred and sixty eight thousand, six hundred and six reais and fifty cents (R$ 422,268,606.50), divided into eighty million, forty one thousand, one hundred and thirty two (80,041,132) common shares, all registered, book-entry and with no par value; the Company is authorized to increase its capital stock by issuing up to four million and fifty thousand (4,050,000) new shares of common stock without the need to amend the Bylaws. (B)  Except as disclosed in Section 8.8(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue any Securities. (C)  Except for this Agreement, the Company is not obliged in relation to any Third Party according to any contract, commitment or act to Transfer any Securities of the Subsidiaries.

8.7.1.    Subsidiaries.   As of the date hereof, the authorized capital stock, the number of issued and outstanding shares of capital stock and the capital stock held in treasury of each Subsidiary is set forth in Section 8.7.1 of the Disclosure Schedule. Except as set forth in Section 8.7.1 of the Disclosure Schedule, all issued and outstanding Securities of the Subsidiaries are owned beneficially and of record by the Company or an Affiliate of the Company, free and clear of any Lien. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the Subsidiaries to issue any Securities.

8.7.2.    Voting Agreements.   There are no shareholders’ agreements or similar arrangements with equivalent legal effects, currently in effect and registered with the Company or otherwise to the knowledge of the Sellers, that is binding upon the Company, the Subsidiaries and/or the Sellers in connection with the Shares, except for the Shareholders’ Agreements.

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8.8.    Employee Benefits and Stock Option Plan.  (A)  Except as disclosed in Section 8.8(a) of the Disclosure Schedule, there are no severance, change-of-control, stay-pay, bonus or other similar plans or payments payable by the Company or the Subsidiaries to any current or former employees, agents, officers, directors or managers of the Company or the Subsidiaries as a result of or in relation with the Transaction contemplated by this Agreement. (B)  Except as otherwise set forth in Section 8.8(b) of the Disclosure Schedule, there is no stock option plan in place for the employees of the Company and the Subsidiaries. (C)  Except as otherwise set forth in Section 8.8(c) of the Disclosure Schedule, there is no pending or, to the knowledge of each Seller, threatened dispute involving such employee benefits and/or stock option plans of the Company or of the Subsidiaries.

8.9.    Financial Statements.   Section 8.9 of the Disclosure Schedule contains a copy of the Financial Statements. Except as may be indicated in the notes thereto or in the respective independent auditor’s report, and, in the case of the Interim Financial Statements, subject to normal year-end adjustments, the Financial Statements (a) have been prepared by the Company in accordance with Brazilian GAAP, applied on a consistent basis throughout the periods covered by them in accordance with the accounting principles described in the Financial Statements; (b) fairly present, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the balance sheet dates and the results of operations for the periods then ended; and (c) are consistent with the books and records of the Company and the Subsidiaries.

8.10.    Conduct of Business.   Except as otherwise set forth in Section 8.10 of the Disclosure Schedule, from the date of the Interim Financial Statements to the date hereof, the Company and the Subsidiaries have conducted their activities in their ordinary course of business substantially consistent with past practices and, to the knowledge of each Seller, no Material Adverse Effect has occurred. To the extent of the foregoing, from the date of the Interim Financial Statements to the date hereof, except as otherwise set forth in Section 8.10 of the Disclosure Schedule, the Company has not (and has not caused the Subsidiaries to):

(a)	made any material change in its business or operations, except such changes as may be required to comply with any applicable Law;

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(b)
purchased or otherwise acquired any assets or made any capital expenditure investments that are material, individually or in the aggregate, to the business of the Company and the Subsidiaries as a whole (other than (i) purchases of inventory or merchandise in the ordinary course of business consistent with past practice or (ii) capital expenditure investments in the ordinary course of business consistent with past practice or as contemplated by the 2013 capital budget or the 2014 capital budget, as applicable in each case, made available to Purchaser);

(c)
became involved in or threatened with any litigation, which has had or could have a material adverse effect on the Company and the Subsidiaries taken as a whole or the financial condition of the Company and the Subsidiaries taken as a whole;

(d)
transferred, sold, mortgaged, pledged, charged or otherwise disposed of any assets (other than cash) that are material, individually or in the aggregate, to the business of the Company and the Subsidiaries as a whole (other than sales of inventory or merchandise and transfer of assets in the ordinary course of business consistent with past practice), other than as contemplated by the 2013 capital budget or the 2014 capital budget, as applicable in each case, made available to Purchaser;

(e)
taken any write off on any assets, including but not limited to the value of accounts receivable, inventory, fixed assets or intangibles, of an amount greater than two hundred and fifty thousand Reais (R$ 250,000.00) in the aggregate;

(f)
except for the agreements disclosed in Section 8.8(a) of the Disclosure Schedule, granted to any director, officer or management employee any increase in compensation, except as required under existing agreements or in the ordinary course of business consistent with past practice;

(g)
acquired by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, association or other business organization or division thereof;

(h)	declared or paid any dividend or interest on equity (juros sobre capital próprio);

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(i)	contracted any loans or financing or incurred any other indebtedness in excess of ten million Reais (R$ 10,000,000.00);

(j)	entered into any Material Contract or an amendment thereto;

(k)	materially changed the terms and conditions applicable to the sale of its products;

(l)
suffered or permitted the imposition of any Lien upon any of its assets that are material, individually or in the aggregate to its business as a whole, other than as contemplated by the 2013 capital budget or the 2014 capital budget, as applicable in each case, made available to Purchaser;

(m)	terminated or had terminated any material supply, vendor or other commercial relationship with any Third Party; nor

(n)	committed itself to engage in any of the foregoing actions (other than this Agreement).

8.11.    Intellectual Property.   (A)  To the knowledge of each Seller, the Company and/or the Subsidiaries own, free and clear of any Lien or otherwise have valid, unrestricted and unconditioned rights to use the Intellectual Property that is material to the conduct of their business as currently conducted. (B)  To the knowledge of each Seller, none of the Intellectual Property that is material to the conduct of the Company’s and/or the Subsidiaries’ respective businesses as currently conducted is subject to any pending and/or threatened Claim.

8.12.    Real Property and Leases.

(a)
Section 8.12(a) of the Disclosure Schedule contains a brief description of each parcel of real property owned by the Company and/or the Subsidiaries and used primarily in the operation of their business ("Owned Real Property"). Except as otherwise disclosed in Section 8.12(a) of the Disclosure Schedule, the Company and the Subsidiaries have good and valid title to all Owned Real Properties, free and clear of any Liens.

(b)	Section 8.12(b) of the Disclosure Schedule contains a brief description of each parcel of real property leased by the Company and/or the Subsidiaries and used primarily in

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the operation of their business (“Leased Real Property” and, collectively with the Owned Real Property, "Real Property"). To the knowledge of each Seller, (i) each agreement for a Leased Real Property is valid and binding and in full force and effect and (ii) neither the Company nor any of the Subsidiaries has received any written communication from the landlord, sublandlord or lessor for any of the Leased Real Property claiming that the Company or any of the Subsidiaries is in breach, in any respect of its obligations under the respective lease agreement or that there is any dispute pending or threatened concerning the Company's and/or the Subsidiaries' right to use any of the Leased Real Property.

(c)
Except as provided in Section 8.12(c) of the Disclosure Schedule, there are no pending or, to the knowledge of each Seller, threatened Claims regarding the ownership of any Real Property, including, for the avoidance of doubt, any Claim relating to the expropriations of such real properties by any Governmental Authority in accordance with applicable Laws.

(d)	The Company and the Subsidiaries do not own or lease any real property related to their business except for the Real Property.

8.13.    Material Contracts.   Section 8.13 of the Disclosure Schedule consists of a list of all oral and written contracts to which the Company or any of the Subsidiaries is a party (such contracts are hereinafter referred to as “Material Contracts”) and:

(a)
that contain non-competition or exclusivity obligations to the Company or any Subsidiary, or otherwise limits the ability of the Company or any Subsidiary to entry into or operate in any line of business or geographic area;

(b)	that relates to bonus, stock option, stock purchase or ownership rights;

(c)	which is a collective bargaining agreement;

(d)	which involve obligations to the Company or any of the Subsidiaries in an amount in excess of two hundred and fifty thousand Reais (R$ 250,000.00) for a period of one (1) year;

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(e)	that entails credit lines, borrowings or any other form of indebtedness of the Company or any of the Subsidiaries in excess of two hundred and fifty thousand Reais (R$ 250,000.00);

(f)	which is a contract or commitment for capital expenditures in excess of two hundred and fifty thousand Reais (R$ 250,000.00);

(g)	which is a contract for the sale of any product at a price lower than its general pricing level for such product, or any rebate agreement;

(h)
which is between any of the Sellers or any of their respective Affiliates, officers or directors, on the one hand, and the Company or any of the Subsidiaries or any officer, director or employee of the Company or of any of the Subsidiaries, on the other hand;

(i)	which is a partnership or joint venture agreement;

(j)	that creates any Liens on any material assets of the Company or of any of the Subsidiaries, or any restriction on the disposal of any such assets by the Company or the relevant Subsidiary;

(k)	which relates to the license of any Intellectual Property that is material to the conduct of the Company’s or any of the Subsidiaries’ business as currently conducted; or

(l)
which is a sale agreement that has been executed or otherwise been in place between the Company and/or its Subsidiaries, on one side, and a customer, on the other side, in connection with sales that exceeded one million and five hundred thousand Reais (R$ 1,500,000.00) during the twelve (12)-month period ended on December 31, 2013.

8.13.1.    Except for the Material Contracts listed in Section 8.13 of the Disclosure Schedule, to the knowledge of each Seller, (a) each Material Contract is in full force and effect as of the date hereof; (b) each such Material Contract is enforceable against its respective parties in accordance with the terms therein; (c) no party to any Material Contract has repudiated any provision thereof; (d) no party to any Material Contract is in breach thereof or default thereunder,

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except for an immaterial breach or default tolerated by the other party in the regular course of business; and (e) none of Sellers, the Company nor the Subsidiaries has received any notice of total or partial termination, or request of modification or acceleration, breach or default under any Material Contract. To the knowledge of each Seller, except for the Material Contracts identified in Section 8.4 of the Disclosure Schedule, the execution and performance of this Agreement does not result or could potentially result in the early maturity of any Material Contract entered into by the Company and/or any Subsidiary.

8.14.    Powers of Attorney.   Section 8.14 of the Disclosure Schedule sets forth the name of each Person holding a proxy, general or special power of attorney, or other similar instrument from the Company or from the Subsidiaries.

8.15.    Insurance.   Section 8.15 of the Disclosure Schedule lists the material insurance policies to which the Company and the Subsidiaries are parties or under which any of the Company, the Subsidiaries, or any director or officer thereof, is covered. Each of the Company and the Subsidiaries has made a reasonable assessment of the adequacy of the insurance coverage and all such insurance policies are in effect. As of the date hereof, no material Claim has arisen and/or is outstanding under any of such material insurance policies.

8.16.    Bank Accounts.   Section 8.16 of the Disclosure Schedule sets forth the name, address and account number of each bank or other financial institution at which the Company and the Subsidiaries maintain an account, safety deposit box or deposit agreement, together with the names of all Persons who are authorized to use them and to make withdrawals, loans, borrowings or overdraft agreements on behalf of the Company and or the Subsidiaries.

8.17.    Litigation.   As of the date hereof, except as provided in Section 8.17 of the Disclosure Schedule, there are no Claims or Governmental Orders pending or, to the knowledge of each Seller, threatened against the Company or the Subsidiaries or involving any of their respective property or assets.

8.18.    Material Permits.   Section 8.18 of the Disclosure Schedule lists all material federal, state, municipal, local and foreign permits, approvals, licenses, authorizations, certificates, rights and exemptions from applicable Governmental Authorities that are held by the Company and the Subsidiaries on the date hereof (collectively, the “Material Permits”), which are

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necessary for the operation of their businesses as presently conducted. To the knowledge of each Seller, (a) all such Material Permits are valid and have not lapsed, been cancelled, terminated or withdrawn, except for regular terminations and cancellations pursuant to the Law and (b) neither the Company nor the Subsidiaries are in material violation of the terms and conditions of any such Material Permits.

8.19.    Environmental Matters.   To the knowledge of each Seller, (a) the Company and the Subsidiaries have complied with and are in compliance, in all material respects, with the applicable material environmental, occupational health and safety Laws, including in connection with the licensing, waste management and disposal of controlled substances; and (b) there is no environmental contamination caused by the Company, the Subsidiaries or any Third Party to the Real Property or to any neighboring areas and properties surrounding the Real Property or emanating from the Real Property including, but not limited to, soil, groundwater or water contamination, air emission or water discharge above applicable standards.

8.20.    Labor and Employment Matters.   To the knowledge of each Seller, (a) each of the Company and the Subsidiaries, are conducting their operations in compliance with all Laws, Governmental Orders, plans or programs applicable to the Company or the Subsidiaries related to labor or employment relations or practices, in all material respects; (b) each of the Company and the Subsidiaries has, in all material respects, made all material filings, paid all sums due or adequately reserved against any sums accrued and taken all actions required to be made or taken under applicable social security and labor Laws, including all salaries, benefits, bonus, overtime, allowances, charges and any other labor monies, as well as fees and other compensations contracted, in addition to calculation and payment of social contributions in connection with their employees; (c) the Company and the Subsidiaries are in compliance with their employment contracts, employment policies, collective bargaining contracts and collective bargaining obligations, in all material respects; (d) all employee benefits, in cash or in kind, provided to employees of the Company and of the Subsidiaries, in addition to those set forth in Sections 8.8(a) and 8.8(b) of the Disclosure Schedule, are listed in Section 8.20(d) of the Disclosure Schedule, including without limitation all pension and retirement benefits beyond mandatory obligations under applicable Law; (e)  there is no current labor strike, slowdown, stoppage or lockout, with respect to the Company or any of the Subsidiaries; (f) Section 8.20(f) of the Disclosure Schedule contains a list of all the commercial representatives and

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distributors of the Company and the Subsidiaries, including Third Parties receiving sales fees and including commercial representatives and distributors with whom there is no written agreement; (g) neither the Company's nor any of the Subsidiaries' commercial representatives or distributors have been granted with any exclusivity right, including territorial exclusivity; and (h) no officer, director, consultant or agent owe a debt to the Company or to the Subsidiaries.

8.21.        Taxes.

(a)
Except as set forth in Sections 8.17 of the Disclosure Schedule, the Company and the Subsidiaries have (i) timely filed all material Tax Returns, paid all sums due or adequately reserved against any sums accrued as shown in such Tax Returns and taken all actions required to be made or taken under applicable Tax Laws (except for those matters that are being contested in good faith); (ii) not challenged the payment and/or amount of any Taxes either in court or at the administrative level; (iii) not received any injunction allowing any of them not to pay and/or reduce the amount of Taxes; (iv) not executed settlement agreements with tax authorities for the payment of late Taxes; and (v) not taken advantage of any amnesty regarding Taxes in the previous five (5) years.

(b)
Except as set forth in Section 8.21(b) of the Disclosure Schedule, there are no pending Tax assessments (autos de infração) or notified investigations against the Company or the Subsidiaries in connection with any Tax assessment for which adequate provision has not been made on their accounts.

(c)
The Company and the Subsidiaries currently enjoy the Tax benefits set out in Section 8.21(c) of the Disclosure Schedule. The Company and the Subsidiaries are in compliance with the rules and requirements applying to such Tax benefits, in all material respects.

8.22.    Brokers and Finders.   Except as identified in Section 8.22 of the Disclosure Schedule, no broker, finder or other Person acting in a similar capacity has participated on behalf of the Company or the Subsidiaries in bringing about the Transaction, rendered any services with respect thereto, has been in any way involved therewith or is otherwise entitled to any compensation, bonus or other similar payment deriving from the completion of the Transaction.

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8.23.    Insolvency.   No order has been issued nor any petition submitted applying for liquidation or bankruptcy of the Company or any of the Subsidiaries. No action has been taken to appoint a court administrator or trustee for any part of the assets of the Company or any of the Subsidiaries. The Company and the Subsidiaries have not made or proposed any arrangement or other form of general agreement with its creditors or any class of creditors.

8.24.    Filings with the CVM and BM&FBovespa.   To the knowledge of each Seller, during the last two (2) years, the Company has made all filings of information required to be made with the CVM and BM&FBovespa under applicable Laws, including the Brazilian Corporation Law and the Novo Mercado Rules, and all such filings were complete, correct and accurate, in all material respects, and do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

8.25.    Certain Practices.   None of the Sellers (nor, to the knowledge of each Seller, any of its representatives, officers, directors, employees or agents) nor, to the knowledge of each Seller, the Company, the Subsidiaries or any of their respective Affiliates (nor any of their respective representatives, officers, directors, employees or agents) has, in connection with the businesses of the Company or of the Subsidiaries: offered, promised or authorized the payment of any money or anything of value to a Government Official or any private sector counterparty employee or representative, directly or indirectly, through any Person, knowing that all or some portion of such money or thing of value would be offered, given or promised to a Government Official or any private sector counterparty employee or representative, for the purpose of (i) influencing any act, decision or failure to act by a Government Official or private sector counterparty employee or representative in his or her official or employment-related capacity; or (ii) inducing such Government Official or private sector counterparty employee or representative to act in a way contrary to his/her legal duties or to use his/her influence as a Government Official or private sector counterparty to affect any act or decision of a Governmental Authority or private sector counterparty; in all cases of the items above, for the purpose of (x) assisting either the Company or the Subsidiaries or the Sellers or any of their Affiliates or any other Person, as the case may be, in obtaining or retaining business or a business advantage for, or directing business or a business advantage to Company or the Subsidiaries or the Sellers or any of their Affiliates or any other Person, in any way not permitted by Law,

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or (y) securing any improper advantage for the Company or the Subsidiaries or the Sellers or any of their Affiliates or any other Person.

8.26.    Compliance with Laws.   To the knowledge of each Seller, except as would not materially adversely affect the Company or its Subsidiaries or as otherwise disclosed in the Disclosure Schedule, the Company and its Subsidiaries are and have been, in compliance with all applicable Laws and Governmental Orders.

8.27.    No Other Representation.   Except for the representations and warranties contained in Articles 7 and 8, no Seller provides any other representation or warranty, either expressly or implied, with regards to such Seller, the Company or the Subsidiaries. The representations and warranties set out in this Article 8 are to be taken as a whole, jointly with all the information and carve-outs set forth in the Disclosure Schedule existing on the date hereof, in the Financial Statements, in the last mandatory reference form (formulário de referência) filed by the Company with CVM prior to the date hereof and in any material fact statement (fato relevante) filed by the Company with the CVM in accordance with Instrução CVM 358 from January 1, 2012 to the date hereof.

9.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE GUARANTOR

9.1.    Purchaser’s Representations and Warranties.   The Purchaser hereby grants to the Sellers the representations and warranties referred to in this Section 9.1, which are correct and true as of this date:

9.1.1.    Organization and Powers.  The Purchaser (a) is a company duly organized and validly existing under the Laws of Brazil; (b) has full powers to hold or to own its assets and to conduct its activities as currently conducted; (c) has the necessary power and authority to undertake and fulfill the obligations provided for in this Agreement and in all other instruments contemplated hereby; and (d) has performed all the corporate acts and obtained all necessary corporate approvals to authorize the execution and performance of this Agreement and all other instruments contemplated hereby.

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9.1.2.    Validity and Enforceability.   This Agreement and all other instruments contemplated hereby have been (or, in case of any instruments to be executed at Closing, will be as of the Closing Date) duly executed by the Purchaser and, assuming that this Agreement and such other instruments constitute a valid and binding obligation of the other Parties hereto or thereto, constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with the terms and conditions contemplated hereby and thereby, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, relating to or limiting the rights of creditors generally and (b) limitations imposed be Law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

9.1.3.    No Violation.   The execution of this Agreement and all other instruments contemplated hereby, as well as the compliance with the obligations set forth herein and therein, do not result in violation to nor conflict with any (a) Law applicable to the Purchaser; (b) Governmental Orders to which the Purchaser is bound by; or (c) provision of the Purchaser’s organizational documents.

9.1.4.    Authorizations; No Limitations.  Except for the Antitrust Authorities’ approval, as provided in Section 12.1, no authorization, consent or approval by any Governmental Authority or any Third Party is required for the execution of this Agreement by the Purchaser and all other instruments contemplated hereby, as well as for the compliance with the material obligations contemplated herein and therein by the Purchaser.

9.1.5.    Absence of Litigation.   As to the date hereof, there are no Claims pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Affiliates that seek to challenge the legality, validity or enforceability of the Transaction or that would be reasonably expected to impair the ability of the Purchaser to enter into this Agreement and to perform on a timely basis any of its obligations hereunder.

9.1.6.    Insolvency.   No order has been issued nor any petition submitted applying for liquidation or bankruptcy of the Purchaser. No action has been taken to appoint a court administrator or trustee for any part of the assets of the Purchaser. The Purchaser has not made or proposed any arrangement or composition with its creditors or any class of creditors.

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9.1.7.    No Other Representation.   Except for the representations and warranties contained in this Section 9.1, Purchaser does not provide any other representation or warranty, either expressly or implied, with regards to the Purchaser or its Affiliates.

9.2.    Guarantor’s Representations and Warranties.   The Guarantor hereby grants to the Sellers the representations and warranties referred to in this Section 9.2, which are correct and true as of this date:

9.2.1.    Organization and Powers.  The Guarantor (a) is a company duly organized and validly existing under the Laws of the State of Delaware; (b) has full powers to hold or to own its assets and to conduct its activities as currently conducted; (c) has the necessary power and authority to undertake and fulfill the obligations provided for in this Agreement; and (d) has performed all the corporate acts and obtained all necessary corporate approvals to authorize the execution and performance of this Agreement.

9.2.2.    Validity and Enforceability.   This Agreement has been duly executed by the Guarantor and, assuming that this Agreement constitutes a valid and binding obligation of the other Parties hereto or thereto, constitutes legal, valid and binding obligations of the Guarantor, enforceable against it in accordance with the terms and conditions contemplated hereby and thereby, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, relating to or limiting the rights of creditors generally and (b) limitations imposed be Law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

9.2.3.    No Violation.   The execution of this Agreement, as well as the compliance with the obligations set forth herein, do not result in violation to nor conflict with any (a) Law applicable to the Guarantor; (b) Governmental Orders to which the Guarantor is bound by; or (c) provision of the Guarantor’s organizational documents.

9.2.4.    Authorizations; No Limitations.  Except for the Antitrust Authorities’ approval, as provided in Section 12.1, no authorization, consent or approval by any Governmental Authority or any Third Party is required for the execution of this Agreement by the Guarantor, as well as for the compliance with the material obligations contemplated herein by the Guarantor.

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9.2.5.    Absence of Litigation.   As to the date hereof, there are no Claims pending or, to the knowledge of the Guarantor, threatened against the Guarantor or any of its Affiliates that seek to challenge the legality, validity or enforceability of the Transaction or that would be reasonably expected to impair the ability of the Guarantor to enter into this Agreement and to perform on a timely basis any of its obligations hereunder.

9.2.6.    Insolvency.   No order has been issued nor any petition submitted applying for liquidation or bankruptcy of the Guarantor. No action has been taken to appoint a court administrator or trustee for any part of the assets of the Guarantor. The Guarantor has not made or proposed any arrangement or composition with its creditors or any class of creditors.

9.2.7.    Sufficient Funds.   Schedule 9.2.7 hereto contains a true and complete copy of the commitment letter entered into by and between, on the one side, as borrower, the Guarantor and, on the other side, as lenders, Citigroup Global Markets Inc., Barclays Bank PLC, Royal Bank of Canada, HSBC Securities (USA) Inc. and HSBC Bank USA, N.A. (collectively, the “Lenders”) on the date hereof (the “Debt Commitment Letter”), pursuant to which the Lenders, subject to the terms and conditions set forth therein, have undertaken to provide the full amount of the debt financing set forth in the Debt Commitment Letter on the terms contemplated thereby (the “Debt Financing”). The Debt Financing, together with unrestricted cash on hand or otherwise readily available pursuant to undrawn credit facilities of Guarantor, will provide Guarantor with funds sufficient to satisfy all of Guarantor and Purchaser’s obligations under this Agreement in connection with or as a result of the consummation of the Transaction contemplated by this Agreement. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, and is a valid, binding and enforceable obligation of the Guarantor and, to the knowledge of the Guarantor, the other parties thereto. To the knowledge of the Guarantor, as of the date of this Agreement, no event has occurred that would reasonably be expected to constitute (with or without notice or lapse of time or both) a default or breach or a failure to satisfy a condition precedent on the part of the Guarantor under the terms and conditions of the Debt Commitment Letter. As of the date hereof, the Guarantor has paid in full any and all commitment fees or other fees or expenses required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement.

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9.2.8.    No Other Representation.   Except for the representations and warranties contained in this Section 9.2, the Guarantor does not provide any other representation or warranty, either expressly or implied, with regards to the Guarantor.

10.	INDEMNIFICATION

10.1.    Indemnification Obligation.

10.1.1.    Indemnification by the Sellers.   Subject to the limitations set forth in this Article 10, each Seller shall, subject to Section 10.3.2, indemnify and hold the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser’s Indemnified Parties”) harmless from and against any and all Losses actually incurred and suffered by any of them, directly or through the Company or any Subsidiary, but only if and to the extent that such Losses result from:

(a)
any breach of any representation or warranty made by such Seller in Articles 7 and 8, including, by virtue of any untrue, inaccurate or incorrect statement provided therein, provided, however, that, for the avoidance of doubt, it is hereby agreed by the Parties that (i) in connection with any acts, facts or events related to the Company and/or the Subsidiaries that include periods before and after the Closing Date, the responsibility of the Sellers shall be limited to the period prior to the Closing Date and (ii) a Loss incurred by a Purchaser's Indemnified Party as a result of a breach of any representation or warranty made under Articles 7 and 8 shall be subject to indemnification under the terms of this Agreement even if the act, fact or event that caused such Loss does not represent a breach of the representation and warranty made under Section 8.9;

(b)
any breach of or default in connection with any of the covenants or agreements of such Seller in this Agreement, including pursuant to Section 6.2.1, provided, however, that any Loss incurred by a Purchaser's Indemnified Party as a result of a default under Section 5.5 shall be deemed for all purposes hereunder to be a Loss resulting from a breach of the relevant representation and warranty and, therefore, shall be subject to the rules and limitations applicable to any

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such Loss resulting from a breach of the relevant representation and warranty; and

(c)	the Special Tax Claims.

10.1.2.    Indemnification by the Purchaser.   The Purchaser shall indemnify and hold the Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Sellers’ Indemnified Parties”) harmless from and against any and all Losses effectively incurred and suffered by any of such Sellers’ Indemnified Parties, resulting from:

(a)	any breach of any representation or warranty made by the Purchaser in Article 9; and

(b)	any breach of or default in connection with any of the covenants or agreements of the Purchaser in this Agreement.

10.2.    Survival of Representations and Warranties and Indemnification Obligations.   The Parties hereby agree that, for purposes of the indemnification obligations contemplated in this Agreement: (a)  the representations and warranties provided by the Sellers under Article 7 and the corresponding indemnification obligation shall remain in force for the respective statute of limitations; (b)  the representations and warranties provided by the Sellers under Article8 and the corresponding indemnification obligation shall survive and remain in force for a period of two (2) years after the Closing Date, except for (i) the representations and warranties provided under Sections 8.1, 8.2, 8.3, 8.5 and 8.7, which shall remain in force for the respective statute of limitations, and (ii) without prejudice to the provisions of Section 10.3.1, the representations and warranties related to Tax and environmental matters and the agreement under Section 6.2.1, which shall remain valid for a period of five (5) years as from the Closing Date; (c)  except for the covenants under Section 5.6, the covenants and agreements hereunder required to be performed or complied by any Seller at or before the Closing and the corresponding indemnification obligation shall only survive and remain in force until Closing; and (d)  the covenants and agreements hereunder required to be performed or complied by any Seller after Closing or the covenants under Section 5.6, and the corresponding indemnification obligation shall survive and remain in force for a limited period of twelve (12) months after the date on which such covenant or agreement is required to be

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performed or complied pursuant to the terms hereof. Notwithstanding the above, it is hereby agreed that, should an Indemnification Notice be timely delivered by an Indemnified Party before the end of such term, then the corresponding—and only the corresponding—indemnification obligation shall remain in force until the final settlement thereof.

10.3.    Limitations on Indemnification Obligation.

10.3.1.    De minimis; Indemnity Threshold; Cap.   Except for indemnification obligations resulting from breach of the representations and warranties provided under Article 7 and under Sections 8.1, 8.2, 8.3, 8.5 and 8.7 and/or breach of or default in connection with any of the covenants or agreements set forth in Sections 5.6 and 6.2.1, which shall not be subject to any of the limitations set forth in this Section 10.3.1, the Parties agree that the indemnification obligations that may be due by the Sellers to the Purchaser’s Indemnified Party under this Agreement shall be subject to the following limitations:

(a)
De minimis.   Except for Special Tax Claims, the Sellers shall only be liable for a Loss with an unitary amount exceeding one hundred thousand Reais (R$ 100,000.00) (as adjusted by IGP-M from the Closing Date onwards, the “Indemnifiable Losses”) (i.e., any Loss in an unitary amount equal to (or lower than) one hundred thousand Reais (R$ 100,000.00), as adjusted by IGP-M from the Closing Date onwards, shall not be indemnifiable by any of the Sellers under this Agreement), provided that Losses which are related to the same set of acts, facts or omissions will be considered as a unitary Loss for determining the amount of Indemnifiable Losses under this Agreement;

(b)
Indemnity Threshold.   Except for Special Tax Claims, the Sellers shall not be deemed liable unless and until the total amount of Indemnifiable Losses incurred and due reaches or exceeds the aggregate amount of five million Reais (R$ 5,000,000.00) (as adjusted by IGP-M from the Closing Date onwards, the “Indemnity Threshold”). Subject to item (c) below, once the Indemnity Threshold has been exceeded, the Sellers shall only be liable for and the Purchaser’s Indemnified Party shall only be entitled to be indemnified for Indemnifiable Losses in excess of the Indemnity Threshold; and

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(c)	Cap. The Sellers shall never be required to indemnify the Purchaser’s Indemnified Party under this Agreement for an aggregate maximum amount of Losses exceeding, as applicable:

(i)    for indemnification obligations resulting from Section 10.1.1(b) (for the sake of clarity, other than those resulting from Sections 5.6 and 6.2.1): their respective pro-rata portion of the Purchase Price;

(ii)    for indemnity obligations resulting from the Special Tax Claims: the Deferred Purchase Price; and

(iii)    for indemnity obligations other than in connection with Special Tax Claims or Section 10.1.1(b): the amount of funds outstanding at any time in the Escrow Account.

Once the balances of the Deferred Purchase Price and the Escrow Account are reduced to zero, the Sellers will have no obligation whatsoever to indemnify the Purchaser’s Indemnified Parties, including in relation to any ongoing Claim, except for indemnification obligations resulting from (x) breach of the representations and warranties set forth in Article 7 and Sections 8.1, 8.2, 8.3, 8.5 and 8.7, (y) breach of or default in connection with any of the covenants set forth in Sections 5.6 and 6.2.1, which, in both cases of (x) and (y), are uncapped, and (z) breach or default in connection with any of the covenants set forth in this Agreement other than Section 5.6 and 6.2.1, which is subject to the cap provided in item (i) of this Section.

In case an indemnification obligation resulting from Section 10.1.1(b) (other than Sections 5.6 and 6.2.1) exceeds the amount of funds outstanding at that time in the Escrow Account, the indemnification of the relevant Losses shall be made through the offseting of the amounts outstanding in the Escrow Account until it is reduced to zero and the shortfall amount shall be then paid by the relevant Seller(s) to the Purchaser’s Indemnified Party(ies), on a several basis, subject to the limit set forth in item (i) of this Section.

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For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the maximum aggregate liability for each Seller with respect to indemnification obligations resulting from Section 10.1.1(b) (other than as a result of breach of the covenants and agreements undertaken in Sections 5.6 and 6.2.1) shall be the aggregate Purchase Price such Seller is entitled to receive pursuant to Section 3.1 less its pro-rata portion of any Escrow Amount effectively paid to the Purchaser’s Indemnified Parties pursuant to Section 4.2.

10.3.2.    Allocation of Responsibility.   Subject to the limitations set forth in Section 10.3.1 above, as applicable, whenever there is a Loss resulting from a breach of any of the representations and warranties made by each Seller under Articles 7 or 8, or breach of or default in connection with any of the covenants or agreements undertaken by each Seller in this Agreement, Sellers shall be jointly liable for such if and to the extent provided for in this Article 10; provided, however, that, after the full depletion of the Escrow Account, whenever there is a Loss resulting from (i) a breach of any of the representations and warranties made by each Seller under Article 7 or a breach of or default in connection with any of the covenants or agreements undertaken by each Seller in this Agreement, only the relevant Seller, on a several basis, shall be liable for such Loss if and to the extent provided for in this Article 10 and (ii) a breach of any of the representations and warranties made by each Seller under Sections 8.1, 8.2, 8.3, 8.5 and 8.7, each of the Sellers shall be solely and exclusively liable for such Loss in the proportion of the Shares sold by each of them to the Purchaser, as shown in Schedule 3.1.1(a), and to the extent provided for in this Article 10.

10.3.3.    Exclusive Remedies.   Each of the Sellers and the Purchaser hereby acknowledges and agrees that, except for breaches or non-performance of provisions in this Agreement for which the remedy of specific performance is available pursuant to Section 16.12, (a)  prior to the Closing, the sole and exclusive remedy of the Sellers and the Purchaser, respectively, for any breach of any representation and warranty or breach of or default in connection with any of the covenants or agreements contained in this Agreement or any instrument contemplated herein shall be the indemnification provisions of this Article 10 and the refusal to effect the Closing hereunder, and (b)  following the Closing, the sole and exclusive remedy of the Sellers and the Purchaser, respectively, for any breach of any representation and warranty or breach of or default in connection with any of the covenants or agreements contained in this Agreement or any instrument contemplated herein shall be the indemnification provisions

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of this Article 10. The Purchaser hereby acknowledges and agrees that, except as provided in Section 10.3.1, (i) the amount of funds deposited at any time in the Escrow Account (together with investments thereof) shall be the sole and exclusive remedy for the Purchaser’s Indemnified Parties’ right to indemnification under this Article 10, other than with respect to the Special Tax Claims, the breach of the representations and warranties provided under Article 7 and Sections 8.1, 8.2, 8.3, 8.5 and 8.7, or pursuant to Section 10.1.1(b), and (ii) the Deferred Purchase Price shall be the sole and exclusive remedy for the Purchaser’s Indemnified Parties’ right to indemnification under this Article 10 with respect to the Special Tax Claims; it being understood that the insufficiency of such funds shall limit such rights of the Purchaser’s Indemnified Parties hereunder. For the sake of clarity, except for the indemnification obligations under this Article 10 resulting from the breach of the representations and warranties provided under Article 7 and Sections 8.1, 8.2, 8.3, 8.5 and 8.7, or pursuant to Section 10.1.1(b), the Parties hereby agree that if, for any reason whatsoever, at any time, the aggregate amount of the Indemnifiable Losses in excess of the Indemnity Threshold (to the extent applicable) exceeds the balance of the Deferred Purchase Price or the amount of funds then sitting in the Escrow Account (together with Escrow Earnings), as the case may be, except as provided in Section 10.3.1, the Purchaser’s Indemnified Parties will only be entitled to be indemnified for up to the balance of the Deferred Purchase Price (with respect to the Special Tax Claims) or the amount of funds then sitting in the Escrow Account (together with Escrow Earnings), as the case may be, and they will not have the right to pursue collection by any means whatsoever of the amount of the Losses that exceeds such amounts.

10.3.4.    Fraud and Willful Misconduct.   The limitations set forth under Sections 10.2 and 10.3 and their subsections shall not apply in case of fraud or willful misconduct (dolo), provided that any allegation made by any Governmental Authority that the transactions carried out in connection with the Special Tax Matters were fraudulent shall not be deemed to be carved out hereunder.

10.3.5.    Amnesty.   In the event a Brazilian Governmental Authority issues an amnesty that would allow the Company to settle a Tax debt in more favorable terms and conditions than those that would otherwise apply to such debts, the Sellers may request the Purchaser to procure that the Company takes all the necessary measures to benefit from such amnesty, including by making the respective payments related to Liabilities for which the Sellers are liable for under this Agreement, provided that such amnesty shall not directly or indirectly restrict the ability

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of the Company or Purchaser to seek or otherwise claim any of their legal rights with respect to any matter other than the Tax debt subject to such Amnesty. For the sake of clarity it is hereby agreed that all such payments related to Liabilities for which the Sellers are liable for under this Agreement will be treated as a Loss subject to indemnification by the Sellers pursuant to the terms and subject to the limitations set forth in this Article 10. If, for any reason, the Company decides not to benefit from the respective amnesty and, thus, refuses to make the payments requested by the Sellers, the Sellers shall only be responsible for indemnifying the Purchaser’s Indemnified Party up to the amount of Loss that would have been incurred by the Purchaser had the Company benefited from the amnesty as requested by the Sellers, with due regard for all other conditions established by such amnesty, including with regards to payment term (the “Amnesty Amount”). Notwithstanding the above, in case the Company decides not to benefit from the respective amnesty and the amount of Loss actually incurred (if any) in connection with such Tax debt is less than the Amnesty Amount, no amount shall be due to Sellers under the terms of this Agreement in connection with such Tax debt and, accordingly, (1) no amount shall be paid to Seller from the Deferred Purchase Price pursuant to Section 3.2.2 hereof in connection thereto, and (2) the aggregate Deferred Purchase Price amount shall be reduced by seventy-one point twenty-five (71.25%) of such Amnesty Amount, provided that part of the amount shall be deducted from the Deferred Purchase Price and paid to tax authorities in connection with the actual Loss arising from such Tax debt, and the balance (after such payment) shall be kept by Purchaser and deducted from the Deferred Purchase Price as compensation for taking the risk of a Loss exceeding the Amnesty Amount.

10.4.    Payment of Indemnification.   Subject to the provisions of this Article 10, the indemnification obligations herein set forth shall only become due by the relevant Indemnifying Party within thirty (30) days as from receipt of a written notice sent by the Indemnified Party (provided that such notice is delivered before the end of the period set forth in Section 10.2, when applicable), describing the respective Loss and accompanied by effective evidence thereof (“Indemnification Notice”); provided, however, that (i)  pursuant to Section 10.7, if the Indemnifying Party does not agree to pay the claimed amount, the indemnification obligations herein set forth shall only become due by the Indemnifying Party within five (5) days as from the date an agreement is reached between the Indemnifying Party and the Indemnified Party or a final arbitration award passes into res judicata, (ii)  in case such Loss involves a Third Party Claim, the indemnification obligation with respect to such Loss shall only be due thirty (30) days as from the date on which a settlement, final judgment, arbitration award or similar

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decision, rendered in connection therewith, passes into res judicata, and (iii) in case such Loss involves a Special Tax Claim, the indemnification obligation with respect to such Loss shall only be due thirty (30) days as from the date on which a settlement or administrative, judicial or similar decision, rendered in connection therewith, becomes final and unappealable at the administrative or judicial level, as the case may be. The Loss evidenced in the Indemnification Notice (or resulting from the agreement between the Indemnifying Party and the Indemnified Party, the final judgment, arbitration award or similar decision, as the case may be) shall be paid by means of TED to the bank account provided in writing by the Indemnified Party at least 2 (two) Business Days prior to the date on which indemnification payment becomes due. For the avoidance of doubt, no payment shall be due in respect of a Loss for as long as the amount of the Loss remains unknown or estimated.

10.4.1.    Proportional Indemnification.   For the avoidance of doubt, the Parties acknowledge and agree that in connection with any Losses directly suffered by the Company or one of the Subsidiaries and which are indemnifiable by the Sellers hereunder, the total indemnification amount due by the Sellers, to the extent not already specified, shall be equal to seventy one point twenty-five percent (71.25%) of such Loss, in order to reflect the percentage of the Company’s capital stock that the Shares represent in the aggregate on the Closing Date.

10.4.2.    Payment of Indemnification by the Sellers.   Subject to the provisions of Section 10.3 and its subsections, whenever any of the Sellers is the Indemnifying Party and payment of an indemnification obligation becomes due according to the provisions hereunder, the following shall apply:

(a)with respect to any indemnification obligation resulting from Section 10.1.1(b) and/or breach of the representations and warranties provided under Article 7 or Sections 8.1, 8.2, 8.3, 8.5 and 8.7:

(i)the payment of the exact amount of the respective Loss shall be firstly made through the release of the corresponding amount from the Escrow Account, as per Section 4.2; and

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(ii)only after the full depletion of the Escrow Account, the residual amount of such Loss shall be paid by the respective Seller to the bank account informed by the Purchaser to the Sellers’ Representatives as per Section 10.4;

(b)in connection with the Special Tax Claims, the exact amount of the respective Loss shall be reduced from the Deferred Purchase Price (as adjusted pursuant to Sections 3.2), as per Section 3.2.1; and

(c)as regards to any indemnity obligation other than those referred to in items (a) and (b) above, the exact amount of the respective Indemnifiable Loss shall be released from the Escrow Account, pursuant to Section 4.2.

10.5.    Actual Loss.   For purposes of the Parties’ respective indemnification obligations under this Article 10, subject to the limitations set forth in Section 10.3, in computing the actual amount of any Loss to be indemnified, the following principles will apply:

(a)
the amount will be reduced to give full effect to any insurance recoveries the Indemnified Party actually receives as a consequence of the fact, condition, or circumstance giving rise to the misrepresentation, breach, or nonperformance in question;

(b)	the amount will be reduced to give appropriate effect to any amounts actually recovered by the Company from Third Parties in connection with the Loss being claimed hereunder;

(c)
the amount will be reduced so as to deduct the actual economic effect arising from any Tax benefit (including by reduction of income by virtue of increased Tax basis or otherwise) actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss;

(d)	the amount will be reduced so as to deduct any amounts properly and effectively reserved for, booked and reflected in the Financial Statements; and

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(e)	to the extent applicable, the amount will be increased so as to include the relevant amount of Taxes due by the relevant Indemnified Party in view of the payment of any such Loss.

10.6.    Indemnification Procedure Involving Third Party Claims.   If an Indemnified Party receives notice of or otherwise becomes aware of any Claim proposed by a Third Party (“Third Party Claim”) which may give rise to a Loss that is indemnifiable under this Agreement, then the Indemnified Party shall send an Indemnification Notice to the Indemnifying Party no later than three (3) Business Days (or sooner, and always before the date on which one-third (1/3) of the time remaining to defend/respond such Third Party Claim has elapsed). The Indemnification Notice shall describe in reasonable detail the Third Party Claim and specify the estimated value of the Loss thereof, and the Indemnified Party shall attach thereto all documentation required to analyze such Third Party Claim. No delay in delivering any Indemnification Notice shall relieve the Indemnifying Party from its obligations hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced thereby, especially (but not only) as a result of not being able to file the proper defense due to lack of time.

10.6.1.    Response by the Indemnifying Party.   Upon receipt of an Indemnification Notice, the Indemnifying Party shall provide written notice to the Indemnified Party as soon as possible (and in any event not later than the date on which two-thirds (2/3) of the time remaining to defend/respond such Third Party Claim has elapsed), stating its intention whether or not to assume the defense/response. Notwithstanding anything to the contrary hereunder, the assumption of the defense by the Indemnifying Party shall not be construed as an admission of liability.

10.6.2.    Conduct of Defense.  If the Indemnifying Party elects to assume and conduct the defense of such Third Party Claim through counsel of its choice, it shall be responsible for any and all costs incurred in connection with the defense, including attorneys’ fees, judicial costs and guaranties, provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to diligently defend such Third Party Claim within ten (10) days after the end of the period mentioned in Section 10.6.1 above, or if the Indemnified Party reasonably believes that the counsel selected by the Indemnifying Party has a conflict of interest with the Indemnified Party or otherwise is not likely to adequately defend the Indemnified Party’s interest, the Indemnified Party may assume its own defense and may engage its own counsel, and, in case

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such Third Party Claim results in a Loss subject to indemnification pursuant to this Agreement, the Indemnifying Party will also indemnify the Indemnified Party for all reasonable costs and expenses paid or incurred in connection therewith. In case the Indemnifying Party elects not to conduct the defense against the Third Party Claim (including by failure to timely deliver a response notice pursuant to Section 10.6.1) and whenever the Indemnified Party actually conducts the defense of any Third Party Claim, the Indemnified Party shall conduct the defense in good faith and diligently (and accordingly the reasonable expenses thereof shall be added to and included in the amount of the underlying Loss). If the Company or a Subsidiary is a defendant in any Third Party Claim, it shall be the one to take the actions required under this Section 10.6, including the defense of such Third Party Claim, as the case may be, through its own counsel, in which case, seventy one point twenty-five percent (71.25%) of all reasonable costs incurred by the Company in connection with the defense of such Third Party Claim shall be added to and included in the amount of the underlying Loss. In this case, (a) the Purchaser shall cause the Company to maintain the Indemnifying Party informed about the status and development of the Third Party Claim and (b) the Indemnifying Party will be entitled to participate in the defense (as per Section 10.6.3), through its own counsel and bearing its own cost, and will have the right to ask and to receive all the information reasonably required for monitoring such defense, including copies of the defense and any and all subsequent complaints and petitions, opinions and reports of counsel and all other documentation related to the respective Third Party Claim.

10.6.3.    Cooperation.   In any event, the Company, the Indemnified Party and the Indemnifying Party shall mutually cooperate and assist each other with respect to the preparation of the defense against a Third Party Claim, including by giving access, as soon as technically possible, to all information, documents, files, records, witnesses and materials that relates to the respective Third Party Claim, as reasonably required by the other Party, and granting a power of attorney to the attorneys designated by the Party that is conducting the defense, as applicable. The defending Party shall (a) without prejudice to its right to control the defense, permit that the other Party participates in the defense, provided that at the sole and own cost and expense of such Party, (b) at the request of the non-defending Party, provide it with copies of the defense and any and all subsequent complaints, petitions or other documentation, including any opinions or reports of counsel, relating to the claim, and (c) maintain the non-defending Party informed of the status and development of the claim and its defense.

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10.6.4.    Settlement.  The Indemnifying Party shall always, in light of a Third Party Claim, have the opportunity, having or not assumed the conduct of its defense, to propose a settlement in relation of such Third Party Claim, but may not enter into any settlement which would lead to Liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed. For such purposes, an Indemnifying Party that wishes to settle a Third Party Claim shall notify the Indemnified Party at least five (5) Business Days in advance, informing about its intention to settle and the conditions for the settlement, including the amount payable thereunder. The Indemnified Party may, within three (3) Business Days as from receipt of such notice, disagree with the proposed settlement, in which case the Indemnified Party shall assume the defense of the Third Party Claim in question (if the defense of the respective Third Party Claim was being conducted by the Indemnifying Party) and the Indemnifying Party shall only be liable for indemnifying the Indemnified Party up to the total amount of the Loss that would have been otherwise incurred under the proposed settlement. Failure by the Indemnified Party to timely respond to the Indemnifying Party will be interpreted as tacit acceptance and will automatically authorize the Indemnifying Party to enter into the settlement in question, in case the Indemnifying Party is responsible for the conduct of the defense of the Third Party Claim. In light of the nature or peculiarities of a Third-Party Claim, if the periods stated in this Section 10.6.4 should prove to be excessive and observance thereof could hinder the settlement opportunity, then the Parties undertake to act quickly and diligently to discuss the settlement in good faith and try to resolve the matter in such shorter period, provided that the Parties shall have no obligation to resolve any matter in a shorter period and neither Party shall suffer any consequence if, for any reason, an agreement in such shorter period is not reached. Any proposed settlement of a Third Party Claim by the Indemnified Party shall require the advance approval of the Indemnifying Party, not to be unreasonably withheld or delayed, and the settlement of any such Third Party Claim without such approval shall release the Indemnifying Party’s underlying indemnification obligation.

10.6.5.    Failure to Comply with this Indemnification Procedure.   In case the Indemnified Party fails to follow the procedures established in Section 10.6 and its subsections (other than Section 10.6.4), or if, at any time, the Indemnified Party chooses to assume the defense of a Third Party Claim that the Indemnifying Party has previously elected to conduct

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the defense, the Indemnified Party will not lose the right to be indemnified for the Losses incurred in connection with the respective Third Party Claim, unless (i) the Indemnified Party fails to defend such Third Party Claim or (ii) the lack of compliance with such procedure concurs for the Loss to be incurred. For the avoidance of doubt, the Parties hereby expressly agree that nothing in this Section shall be construed so as to dismiss the Purchaser’s Indemnified Parties from any of its obligations hereunder.

10.6.6.    Claims involving the period prior and after the Closing Date.  With respect to a Third Party Claim that covers both the period prior and after the Closing Date, the Party(ies) which was(were) in Control of the Company and its Subsidiaries for the period during which the majority of the Losses are alleged to have taken place is the one that will have the right to assume and conduct the defense of such Third Party Claim in accordance with the provisions of this Section 10.6. Notwithstanding the foregoing, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate, in the reasonable judgment of one of the Parties, for the same counsel to represent both the Sellers and the Purchaser, then the Sellers, on the one part, and the Purchaser, on the other part, shall be entitled to retain their own counsel, at their own expense.

10.6.7.    Special Tax Claims.   Notwithstanding anything to the contrary herein, the Parties hereby expressly agree that the defense of the Special Tax Claims shall be conducted by the law firm Dias de Souza Advogados in accordance with the directions of the Company. Without prejudice of the foregoing, the Company will be entitled to select, at any time, any other counsel to replace Dias de Souza Advogados in the defense of the Special Tax Claims materialized on or before the Closing Date, provided that such replacement is previously approved in writing by the Sellers’ Representatives, approval which shall not be unreasonably conditioned, delayed or withheld.

10.7.    Indemnification Procedure for Claims Not Involving Third Parties.   In the event that a Party receives a Indemnification Notice from the other Party for an event subject to indemnification pursuant to this Article 10 and which does not involve a Third Party Claim, the relevant Indemnifying Party shall inform the Indemnified Party, in writing, within a period of twenty (20) Business Days counted from the date of receipt of the relevant Indemnification Notice and any relevant supporting documentation, if the Indemnifying Party: (a)  agrees to pay the claimed amount or begin measures to remediate such Claim; (b)  rejects the Claim as

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an event subject to indemnification, in which case such rejection notice shall contain in sufficient detail the reasons for the Indemnifying Party to have rejected the Indemnification Notice; or (c)  discuss the matter. In the event the Indemnifying Party decides for item (a) above, the Indemnifying Party shall pay the claimed amount within thirty (30) days after the Indemnifying Party receives the respective notice or shall begin the measures to remediate the Claim also within such thirty (30)-day period. In the event the Indemnifying Party decides as per item (b) above, the Indemnified Party may, at its own discretion, file a Claim and seek the proper measures and remedies. Finally, if the Indemnifying Party decides as per item (c) above, the Parties shall discuss the matters involved within a thirty (30)-day period as from the notification above, and if they reach an agreement within such term: (i) in the event of a monetary Loss, any payment due shall be made by the Indemnifying Party to the Indemnified Party within five (5) Business Days as from the day the agreement is reached; or (ii) if the Parties agree to remediate the event that resulted in the Claim, such remediation measures shall be taken by the Indemnifying Party within thirty (30) days as from the date of the agreement. If the Parties cannot reach an agreement, or in the event the Indemnifying Party fails to respond to the Indemnified Party, the Indemnified Party may take all measures considered necessary to defend its rights and seek to obtain the relevant indemnification, in accordance with the dispute resolution procedure set forth in Article 15.

10.8.    Obligation to Minimize Losses.  The Parties agree to use their best efforts, upon the occurrence of a Loss (or the receipt of a notice of a Third Party Claim which may give rise to a Loss), to mitigate, in good faith and to the extent possible, the effective Loss to be suffered by an Indemnified Party and indemnified by any Indemnifying Party, according to this Agreement.

10.8.1.    Opportunity to Remedy Breaches.   If any Loss is capable of being remedied by the Indemnifying Party, the Indemnified Party shall only be entitled to indemnification if it gives written notice of the Loss to the Indemnifying Party and such Loss is not remedied by the Indemnifying Party within the earlier of the date on which one-third (1/3) of the time remaining to remedy such Loss has elapsed or thirty (30) days after the date on which such notice is served on the Indemnifying Party.

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10.9.    Tax Treatment of Indemnity Payments.   The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

11.	FINANCING

11.1.    Purchaser and Guarantor Obligations.   The Purchaser and the Guarantor shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using their best efforts to (a) maintain the Debt Commitment Letter in effect until the Closing Date, (b) negotiate definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter or on other terms no less favorable to the Purchaser or the Guarantor (including with respect to the conditionality thereof), (c) comply and cause the Subsidiaries, their officers, directors and managers to comply with their obligations under the Debt Commitment Letter and the definitive agreements with respect thereto and (d) in accordance with and subject to the terms and conditions set forth in Debt Commitment Letter, consummate the Debt Financing at or prior to the Closing Date so as to comply with all their obligations hereunder. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, the Purchaser and the Guarantor shall use their best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to the Purchaser and the Guarantor, taken as a whole (as determined in the reasonable judgment of the Purchaser and the Guarantor) as promptly as practicable following the occurrence of such event but no later than the final day of the Closing Deadline. Notwithstanding anything in this Agreement to the contrary, any Debt Commitment Letter relating to the Debt Financing may be superseded at the option of the Purchaser and the Guarantor after the date hereof but prior to the Closing Date by new debt financing commitments (the “New Financing Commitments”) which replace existing debt financing commitments contained in the Debt Commitment Letter; provided that the terms of the New Financing Commitments shall not (x) reduce the aggregate amount of the Debt Financing below the amount required to consummate the transactions contemplated hereby, (y) impose new or additional conditions or adversely amend or expand the conditions to the availability of the Debt Financing at the Closing Date in any respect or (z) include other changes that would make the consummation of the Debt Financing less likely or materially delay the consummation of the Debt Financing. In such event, the term “Debt Commitment

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Letter” as used herein shall be deemed to include the commitment letters relating to the New Financing Commitments. The Purchaser and/or the Guarantor shall not, without the prior written consent of the Sellers, (i) permit any material amendment, replacement, supplement or modification to, or any waiver of any material provision or remedy under, the Debt Commitment Letter if such amendment, modification, waiver or remedy (A)  adds new (or modifies, in a manner adverse to the Purchaser or the Guarantor, any existing) material conditions or contingencies to the consummation of the Debt Financing, (B)  reduces the amount thereof below the amount required to consummate the transactions contemplated hereby or (C)  prevents, impedes or materially delays the consummation of the transactions contemplated by this Agreement or (ii) terminate or permit termination of the Debt Commitment Letter other than in accordance with its terms. For the avoidance of doubt, nothing herein shall prevent the Purchaser or the Guarantor from replacing or amending the Debt Commitment Letter in order to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof. The Purchaser and/or the Guarantor shall promptly upon execution deliver to the Sellers copies of any such amendment, replacement, supplement, modification or waiver. The Purchaser and the Guarantor shall (I) give the Sellers prompt notice of any breach or default by them to the Debt Commitment Letter or any alternative or new debt financing of which the Purchaser or the Guarantor has become aware, any purported termination or repudiation by any party of the Debt Commitment Letter of which the Purchaser or the Guarantor has become aware or upon receipt of notice of any material dispute or disagreement between or among the parties to the Debt Commitment Letter or any alternative or new debt financing and (II) otherwise keep the Sellers reasonably informed of the status of the Purchaser’s and the Guarantor’s efforts to arrange the Debt Financing (or replacement thereof). The Purchaser and the Guarantor shall always instruct any Third Party to treat any confidential information received from the Company confidentially, as set forth in Section 12.4.

11.2.    Sellers and Company’s Obligations.   The Sellers shall and shall cause the Company to cooperate with the Purchaser in connection with the Debt Financing by applying the same standard of cooperation provided under Article 47 of CVM Rule 400/03, as amended, including by using commercially reasonable efforts to (a) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and prospective lenders, if any; (b) provide (i) all of the financial statements described in paragraphs 4 and 6 of Exhibit C of the Debt Commitment Letter (as in effect as of the date hereof) and (ii) such other financing, including all such financial, business and other pertinent

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information regarding the Company reasonably required by the Purchaser and/or the Guarantor for the Purchaser and/or the Guarantor to produce the financial statements required to consummate the Debt Financing (except to the extent related to the exchange of commercially or competitive sensitive information which is subject to the limitations imposed by the applicable Laws); provided, that (x) the Purchaser and/or the Guarantor shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Transaction for use in connection with the offering of the debt financing (it being understood that the Company shall undertake commercially reasonable efforts to assist the Purchaser and/or the Guarantor in the preparation of such pro forma information to the extent its assistance relates to financial information and data derived from the Company’s historical books and records) and (y) in no event shall the information required to be delivered by the Company pursuant to this clause (b) be deemed to include or shall the Company otherwise be required to provide consolidating or other financial statements or data that would be required by Sections 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions (information required to be delivered pursuant to this clause (b), the “Required Information”); (c) assist with the preparation of (i) a customary Rule 144A offering memorandum of a U.S. issuer, bank information memoranda, private placement memoranda and similar documents, including “roadshow” or investor meeting slides required in connection with the Debt Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Debt Financing and the delivery of one or more customary representation letters) and (ii) materials for rating agency presentations; (d) cooperate with the marketing efforts of the Purchaser and/or the Guarantor and the Lenders for any portion of the Debt Financing; (e) request the consent of, and customary comfort letters from the Company’s auditors (including by providing customary management letters and requesting legal letters to obtain such consent) if necessary or desirable for the Purchaser’s and/or the Guarantor’s use of the Company’s financial statements; (f) at least five (5) Business Days prior to the Closing Date, provide all documentation and other information about the Company and any of the Subsidiaries as is reasonably requested in writing by the Purchaser and/or the Guarantor at least ten (10) Business Days prior to the Closing Date which is in connection with the Debt Financing and relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; and (g) facilitate the execution and delivery

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of definitive documents related to the Debt Financing as may be reasonably requested by the Purchaser and/or the Guarantor.

11.2.1.    Company’s Expenses.   The Purchaser and the Guarantor hereby agree and undertake to reimburse all reasonable and documented fees and expenses incurred by the Company in connection with the actions contemplated in Section 11.2. Any such payment shall be made by the Purchaser and/or the Guarantor to the Company within ten (10) Business Days from the presentation, by the Company to the Purchaser and/or the Guarantor, of the respective request for payment.

12.	OTHER COVENANTS

12.1.    Submission to Antitrust Authorities.   The Parties agree to, within thirty (30) days as from the date hereof, jointly submit this Agreement and the Transaction referred to hereunder to the Antitrust Authorities, provided that the Purchaser shall conduct all of the actions required to obtain Antitrust Authorities’ approval with the full participation and cooperation of the Sellers.

12.1.1.    Cooperation.   The Parties shall cooperate and use their commercially reasonable efforts to obtain full approval for the Transaction by the Antitrust Authorities, including by providing, and causing their Affiliates to provide, all information necessary for preparing the notification requested by each applicable Antitrust Law in connection with the Transaction contemplated hereby and to jointly respond to additional requests, if any, from the Antitrust Authorities. Each Party expressly agrees not to make any contact with nor send any communication to the Antitrust Authorities regarding the Transaction contemplated in this Agreement without the participation or the prior written agreement of the other Parties. The Parties will provide truthful and accurate information and each Party shall be held solely responsible before the Antitrust Authorities and the other Party for its own information and that of its Affiliates.

12.1.2.    Conditional Approval.   In case any of the Antitrust Authorities approves the Transaction conditioned upon the Purchaser’s and/or the Company’s agreement to comply with certain conditions and restrictions, the Closing shall occur as provided hereunder, in which case the Purchaser shall be responsible for complying with any such conditions and/or taking any

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necessary measures to comply with such Antitrust Authority’s conditional approval, at its sole cost, risk and responsibility.

12.1.3.    Fees and Costs.   Except for the fees and costs associated with the Sellers’ consultants and counsels retained to assist with the Antitrust Authorities’ application, the processing fees charged by the Antitrust Authorities (including penalties and fines imposed for the late submission of, improper submission of, or failure to submit, the Transaction to the Antitrust Authorities), legal costs and other corresponding expenses related to the preparation and submission of the necessary filings to the Antitrust Authorities shall be fully borne by the Purchaser.

12.1.4.    Penalties.   Any penalties, fines, injunctions, administrative sanctions, costs and expenses (including reasonable attorneys’ fees) which relate to, or arise out of, breach or violation of provisions of the Antitrust Law or orders of Antitrust Authorities to the Parties shall be borne by the Party who breached or violated the relevant legal provision or order and such Party shall indemnify and hold the other Parties (and their Affiliates) harmless from and against any such penalties, fines, injunctions, administrative sanctions, costs and expenses.

12.2.    Tender Offer Cooperation.   Purchaser hereby irrevocably agrees to comply with its obligations pursuant to article 254-A of Brazilian Corporation Law and the rules set forth by CVM Instruction No. 361, of March 5, 2002, as amended, the Novo Mercado Rules and articles 29 and 31 of the Bylaws. Accordingly, Purchaser shall (a) prepare and file with the CVM, no later than thirty (30) days following the Closing Date, an application for the execution of the Mandatory Tender Offer, (b) execute and conduct the Mandatory Tender Offer, and (c) comply in all material respects with any applicable requirements of the CVM and BM&FBOVESPA in respect of the Mandatory Tender Offer, including, if required, to cause the Guarantor to issue a guarantee in favor of the selling shareholders that opt to accept such Mandatory Tender Offer consistently with the guarantee issued on the date hereof in favor of the Sellers.

12.2.1.    Costs and Expenses.   All costs and expenses imposed by the CVM or any other Governmental Authority in connection with the Mandatory Tender Offer shall be borne exclusively by the Purchaser, including, pursuant to article 31 of the Bylaws, the aggregate amount equivalent to the difference between (a) the price per share of the Mandatory Tender Offer and (b) the amount paid per Company share acquired by the Purchaser in the stock

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exchange market during the six (6) months period immediately preceding the Closing Date (as adjusted by the SELIC until the date of effective payment thereof).

12.2.2.    Cooperation.   Each of the Sellers shall cooperate with and provide the Purchaser with such assistance as the Purchaser may reasonably request to facilitate the Mandatory Tender Offer and in connection with the applications to the CVM referred to in this Section 12.2, including by providing such information and documents relating to the Company and the Shares as are reasonably necessary in connection therewith.

12.3.    Resignation Letters.   The Purchaser shall provide for the relevant registration before the competent Commercial Registry (Junta Comercial) and the relevant publication of the resignation letters mentioned in Section 6.2(d) above, within twenty (20) days as from the Closing Date.

12.4.    Confidentiality.   Each Party shall hold confidential all information obtained in connection with this Agreement with respect to the other Party, the Company and/or the Subsidiaries which is not otherwise of public knowledge, not independently known or developed, not received from a Third Party who is not subject to an obligation of confidentiality or not in the public domain through no fault of the receiving Party. In the event of termination of this Agreement, all documents (including copies thereof) obtained hereunder by one Party from any other Party shall be returned to such Party. Each Party shall refrain from disclosing and shall hold confidential the terms and conditions of this Agreement, including without limitation, the consideration to be paid hereunder, except to the extent that disclosure of such information is necessary for consummation of the Transaction, demanded by any Governmental Authority, required by applicable Law or stock exchange regulations to which a Party is subject, or with the consent of all other Parties hereto. In case a Governmental Authority demands the disclosure of any such confidential information, the Party that received such request shall (a) immediately notify the other Parties for information purposes and (b) only disclose such confidential information to the extent necessary to comply with such obligation, always emphasizing the confidentiality of such information to the solicitant authority. The confidential information disclosed to comply with a Governmental Order will remain deemed to be confidential information for all other purposes herein and, therefore, completely protected by the provisions of this Agreement.

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12.5.    Public Announcements.   The Purchaser and the Sellers and each of their respective Affiliates shall not issue or cause the publication of any press release or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which any Party is listed. Without prejudice of the foregoing, the Sellers may disclose the terms and conditions of this Agreement to their quotaholders, shareholders, partners and limited partners, as well as to potential assignees permitted under Section 16.6, provided that any such Person shall be required to comply with the provisions of Section 12.4 above.

12.5.1.    Material Fact.  The Parties have agreed on the release and publication by the Company of (a) a material fact statement (fato relevante) confirming the signing of this Agreement, in the form attached hereto as Exhibit 12.5.1(a), and (b) upon Closing, a material fact statement (fato relevante) confirming the consummation of the Transaction, substantially in the form attached hereto as Exhibit 12.5.1(b).

12.6.    Non-Solicitation/Non-Hire.   Unless approved in advance, in writing, by the Purchaser, for a term of two (2) years counted from the Closing Date, the Sellers shall not, directly or indirectly, solicit the employment or hire any chief executive officer (CEO), chief financial officer (CFO) or chief operational officer (COO) of the Company or the Subsidiaries, or their successors, or entice any such individuals to breach his or her employment with of the Company or the Subsidiaries, or their successors.

12.7.    Company Debt Prepayment.   Notwithstanding the provisions of Sections 5.3(i) and 5.3.1 hereof, the Purchaser and Seller agree to undertake the following actions with respect to the indebtedness of the Company described in Schedule 12.7, at the Purchaser’s discretion: (i) the Company shall undertake its commercially reasonable efforts to obtain waivers and/or consents from the relevant creditors in connection with the transaction contemplated by this Agreement, which waiver and/or consent shall be previously approved by the Purchaser (which such approval shall not be unreasonably withheld or delayed); and/or (ii) the Company shall undertake its commercially reasonable efforts to negotiate with relevant creditors the terms and conditions of the prepayment of such debt, the terms and conditions of which shall be previously approved by the Purchaser (which such approval shall not be unreasonably withheld or delayed). Subject to the provisions of Sections 5.3(i) and 5.3.1 hereof, with respect to the indebtedness

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of the Company not described in Schedule 12.7, including those described in Schedule 5.3(i), at the Purchaser’s discretion, the Company shall undertake its commercially reasonable efforts to negotiate with relevant creditors the terms and conditions of the prepayment of such debt, the terms and conditions of which shall be previously approved by the Purchaser (which such approval shall not be unreasonably withheld or delayed).

12.8.    Access and Investigation; Financial Statements.   Except to the extent related to the exchange of commercially or competitive sensitive information which is subject to the limitations imposed by the applicable Laws, the Sellers shall (a) use commercially reasonable efforts to cause the Company and the Subsidiaries to, as of the date hereof and until the Closing Date, upon receipt of prior written notice from the Purchaser, (x) give reasonable access to the Purchaser and its representatives, during normal business hours and always accompanied by a representative of the Company or the Sellers, to the properties, books, records and information of the Company and the Subsidiaries, (y) cause the directors, officers, administrators and employees of the Company and the Subsidiaries to furnish to the Purchaser with such financial, accounting, commercial, operational, fiscal, legal and other information and data as may be reasonably requested by the Purchaser, and (z) allow up to 2 (two) representatives of the Purchaser, as previously indicated by the Purchaser to the Sellers, to attend (as listener) to the general meetings of shareholders of the Company; and (b) cause the Company to provide to the Purchaser copies of its unaudited financial statements drawn on the last day of the calendar month, in respect of the current year and for the twelve (12)-month period ending on the date of each such financial statements, as soon as practicably possible (but in any event within 15 (fifteen) days from the end of each calendar month) from the date hereof through the Closing Date.

13.	TERMINATION

13.1.    Termination Events.   This Agreement may be terminated:

(a)
by either Purchaser or Sellers if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived or remedied by the defaulting party within thirty (30) days as of the receipt of the relevant notice of breach by the other Party; provided that the right to terminate this Agreement pursuant to this Section 13.1(a) shall not be available to the Purchaser or Sellers, as applicable,

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at any time that such Party has violated, or is in breach of, any covenant, representation or warranty hereunder (and such violation or breach has not been waived by the other Party) such that the conditions set forth in Section 5.2 or Section 5.3, as applicable, are not satisfied;

(b)	at any time before the Closing Date, by written agreement between the Purchaser and each of the Sellers;

(c)
by either the Purchaser, on the one hand, or each of the Sellers, on the other hand, upon written notice to the other Party, if the Closing Date shall not have occurred within seven (7) months from the date hereof (“Closing Deadline”); provided, however, that the right to terminate this Agreement under this Section 13.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated on or prior to the Closing Deadline; or

(d)	by the Sellers if (i) all the conditions set forth in Section 5.3 have been satisfied, and (ii) the Purchaser fails to obtain the Debt Financing until the Closing Deadline.

For the avoidance of doubt, Purchaser’s failure to close due to the unavailability of the Debt Financing (or any alternative financing, as applicable) shall not be deemed to be a breach for purposes of Section 13.1(a) so long as the Purchaser has performed in all material respects its obligations under Section 11.1.

13.2.    Effects of Termination.   In the event of termination of this Agreement, all provisions set forth herein shall cease to be in force and effect, with the exception of the provisions set forth in this Article 13 (Termination), Article 15 (Governing Law and Dispute Resolution), the indemnification obligations under Sections 10.1.1(b) and 10.1.2(b) (subject to Section 10.3), Section 12.4 (Confidentiality), Section 12.5 (Public Announcements) Section 16.11 (Expenses), and Section 13.3 (Termination Fee), provided that, termination of this Agreement shall not preclude the right of the non-breaching party to seek indemnification for Losses against the breaching Party, provided that in no event shall Purchaser (or the Debt Financing Sources), in the case of termination of this Agreement, be subject to monetary damages in excess of the amount of the Termination Fee in the aggregate.

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13.3.    Termination Fee.

(a)
The Purchaser agrees that if (i) this Agreement is terminated pursuant to Section 13.1(d), (ii) as of the date on which Closing would have been required to take place pursuant to Section 6.1, all conditions set forth in Section 5.3 have been satisfied in full, (iii) the Sellers stood ready, willing and able to complete the Closing, then, the Purchaser shall pay to the Company, as the exclusive remedy, fifty million Reais (R$ 50,000,000.00) (the “Termination Fee”) in immediately available funds within two (2) Business Days of the date of such termination (it being understood that in no event shall the Purchaser be required to pay the Termination Fee on more than one occasion).

(b)
Notwithstanding anything to the contrary in this Agreement, if Purchaser has breached this Agreement (whether willfully, intentionally, unintentionally or otherwise) or failed to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) for any breach, Loss or damage or failure to perform (including, without limitation, for any Loss of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder or the failure of the Transaction to be consummated), shall be for the Sellers to (i) seek an order, specific performance or granted prior to the termination of this Agreement in accordance with Section 16.12, (ii) terminate this Agreement pursuant to Section 13.1(d), and, if applicable, pursuant to Section 13.3(a) above, receive payment of the Termination Fee, or (iii) terminate this Agreement pursuant to Section 13.1(a) and seek to recover monetary damages from the Purchaser; provided that in no event shall Purchaser be subject to monetary damages in excess of the amount of the Termination Fee in the aggregate. For the avoidance of doubt, none of the Purchaser’s former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, incorporators, attorneys, advisors, lenders, assignees or representatives (each a “Related Party”) or any Related Party of a Related Party or the Debt Financing Sources will have any liability or obligation to any Person, including the Sellers, the Company, any shareholder of the Company or any of their Affiliates, relating to or arising out of this Agreement or the transactions contemplated hereby (and the abandonment or

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termination hereof), the Debt Financing contemplated by the Debt Commitment Letter or in respect of any other document or theory of law or equity, in contract, in tort or otherwise.

(c)
The Parties acknowledge and agree that the agreements contained in this Section 13.3 and Section 16.12 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, they would not enter into this Agreement.

(d)
For the avoidance of doubt, while the Sellers may pursue both a grant of specific performance to the extent permitted by Section 16.12 and the termination of the Agreement pursuant to Section 13.1(d) and payment of the Termination Fee pursuant to Section 13.3(a), under no circumstances shall the Sellers be permitted to seek or be entitled to receive both a grant of specific performance to require Purchaser to consummate the Closing and payment of the Termination Fee.

14.	NOTICES

14.1.    Notices.   All notices, requests, claims or other communication required or permitted hereunder shall be in writing, in English, and shall be delivered in person, by recognized international courier service, by registered mail, by facsimile transmission or e-mail (in all cases with written confirmation of receipt). Any such notice shall be deemed as valid and effective when duly delivered to the addresses set forth in Schedule 14.1 or at other addresses the Parties may provide to one another by means of a notice as contemplated herein.

14.2.    Notices to the Company.   Until the Closing Date, notices to the Company shall be sent to the address indicated in Schedule 14.1, with a copy to the Sellers. On and after the Closing Date, notices to the Company shall be sent to the address indicated in Schedule 14.1, with a copy to the Purchaser.

14.3.    Forwarding Rules.   The delivery of any notice required under this Agreement may be waived by the addressee Party. All notices, demands, requests, consents, approvals, declarations, deliveries, or other communications will be considered duly delivered and received on the date of delivery, if delivered personally; on the date of transmission, if sent by fax or e-

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mail (unless not sent during business hours on a Business Day, in which case they will be considered received on the Business Day immediately thereafter); and on the Business Day immediately after delivery by an express delivery service.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

15.1.    Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the Federative Republic of Brazil.

15.2.    Arbitration.   The Parties undertake to endeavour their best efforts to amicably resolve by mutual negotiation any disputes arising from or in connection with this Agreement, including but not limited to any issues relating to its existence, validity, effectiveness, contractual performance, interpretation, breach or termination. In case such mutual agreement is not reached, any dispute will be referred to and exclusively and finally settled by arbitration, to be conducted before the Arbitration and Mediation Center of the Chamber of Commerce Brazil-Canada (“CCBC”) and in accordance with the then existing rules of arbitration of the CCBC (“Rules of Arbitration”). The Rules of Arbitration are deemed to be incorporated by reference to this Agreement, except as such Rules of Arbitration may be modified herein or by mutual agreement by the Parties. The arbitration proceedings filed based on this Agreement shall be administered by the CCBC.

15.2.1.    Full Compliance with the Arbitration Agreement.   For the avoidance of any doubt, this Article 14 equally binds all the Parties to this Agreement, including but not limited to the Company, who agrees to submit to and comply with all the terms and conditions of this Article 15, which shall be in full force and effect irrevocably, and subject to specific performance. The Parties expressly agree that no additional instrument or condition is required to give it full force and effect, including but not limited to the arbitration commitment (compromisso) under article 10 the Arbitration Law.

15.2.2.    Arbitral Tribunal.   The arbitration will be settled by an arbitration tribunal composed of three (3) arbitrators (“Arbitration Tribunal”). If there are only two (2) parties to the arbitration, each party shall nominate one (1) arbitrator in accordance with the Arbitration Rules and the two (2) arbitrators so nominated shall nominate jointly a third arbitrator, who shall serve as the chair of the Arbitration Tribunal, within fifteen (15) days from the receipt of

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a communication from CCBC by the two (2) previously nominated arbitrators. If there are multiple parties, whether as claimants or as respondents, the multiple claimants, jointly, and the multiple respondents, jointly, shall nominate an arbitrator within the time limits set forth in the Rules of Arbitration. If any arbitrator has not been nominated within the time limits specified herein and/or in the Rules of Arbitration, as applicable, such appointment shall be made by CCBC upon the written request of any party within fifteen (15) days of such request. If at any time a vacancy occurs in the Arbitration Tribunal, the vacancy shall be filled in the same manner and subject to the same requirements as provided for the original appointment to that position. The Company as an intervening-consenting party to this Agreement shall be a party to the arbitration proceeding only to the extent it may have to implement the award to be rendered, but it waives its right to appoint arbitrator.

15.2.3.    Place of Arbitration.   The place of the arbitration shall be the city of São Paulo, State of São Paulo, Brazil, where the award shall be rendered.

15.2.4.    Language.   The arbitration shall be conducted in Portuguese, provided that, upon request of the Purchaser and at its own expense, a simultaneous English translation shall be made available. Documentary evidence in the arbitration proceedings may be submitted in English and translation thereof will not be required.

15.2.5.    Binding Nature.   The Arbitration Tribunal will not resort to equity to resolve the dispute submitted thereto. The arbitration award shall be final, unappealable and binding on the Parties, including the Company, their successors and assignees, who agree to comply with it spontaneously and expressly waive any form of appeal, except for the request for correction of material error or clarification of uncertainty, doubt, contradiction or omission of the arbitration award, as set forth in article 30 of the Arbitration Law, except, yet, for the good-faith exercise of the annulment established in article 33 of the Arbitration Law. If necessary, the arbitration award may be performed in any court which has jurisdiction or authority over the Parties, the intervening-consenting parties and their assets. The decision will include the distribution of costs, including reasonable attorney’s fees and reasonable expenses as the Arbitration Tribunal sees fit.

15.2.6.    Fine for Breach of Arbitration.   Any Party which, without legal support, frustrates or prevents the instatement of the Arbitration Tribunal, whether by failing to adopt

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necessary measures within proper time, or by forcing the other Party to adopt the measures set forth in article 7 of the Arbitration Law, or yet, by failing to comply with all the terms of the arbitration award, shall pay a pecuniary non-compensatory fine equivalent to fifty thousand Reais (R$ 50,000.00) per day of delay, applicable, as appropriate, from (a) the date on which the Arbitration Tribunal should have been instated; or, yet, (b) the date designated for compliance with the provisions of the arbitration award, without prejudice to the determinations and penalties included in such award.

15.2.7.    Exceptional Court Jurisdiction.   The Parties are fully aware of all terms and effects of the arbitration clause herein agreed upon, and irrevocably agree that the arbitration is the only form of resolution of any disputes arising from or in connection with this Agreement and/or related thereto. Without prejudice to the validity of this arbitration clause, the Parties hereby may seek judicial assistance and/or relief, if and when necessary, for the sole purposes of: (a) executing obligations that admit, forthwith, specific performance; (b) obtaining coercive or precautionary measures or procedures of a preventive, provisional or permanent nature, as security for the arbitration to be commenced or already in course between the Parties and/or to ensure the existence and efficacy of the arbitration proceeding; (c) exercising in good faith the right to vacate the award established in article 33 of the Arbitration Law; or (d) obtaining measures of a mandatory and specific nature, it being understood that, upon accomplishment of the mandatory or specific enforcement procedures sought, it shall be returned to the Arbitration Tribunal to be established or already established, as applicable, full and exclusive authority to decide on all and any issues, whether related to procedure or merit, which has caused the mandatory or specific enforcement claim, with the respective judicial proceeding being interrupted until the partial or final decision of the Arbitration Tribunal. For the measures indicated in this Section, the Parties elect the Judicial District of the city of São Paulo, State of São Paulo, Brazil, to the exclusion of any other courts. The filing of any measure under this clause does not entail any waiver to the arbitration clause or to the full jurisdiction of the Arbitral Tribunal.

15.2.8.    Confidentiality.  Any and all documents and/or information exchanged between the Parties or with the Arbitral Tribunal will be confidential. Unless otherwise expressly agreed in writing by the Parties or required by Law, the Parties, including the Company, their respective representatives and Affiliates, the witnesses, the Arbitral Tribunal, CCBC and its secretariat shall keep confidential the existence, content and all awards and decisions relating

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to the arbitration proceeding, together with all the material used therein and created for the purposes thereof, as well as other documents produced by the other Party or by the Company during the arbitration proceeding which are not otherwise in the public domain – except if and to the extent that such disclosure is required from one of the Parties or from the Company pursuant to applicable Law.

15.2.9.    Contractual Performance.  Unless otherwise agreed in writing, the Parties shall continue to diligently perform their respective duties and obligations under this Agreement while an arbitral proceeding is pending.

15.2.10.    Consolidation.  In order to facilitate the comprehensive resolution of related disputes under this Agreement and/or the other agreements and instruments mentioned herein, any or all such disputes may be brought in a single arbitration under the following circumstances and conditions. If one (1) or more arbitrations are already pending with respect to a dispute under any of the agreements by and between the Parties, then any party to a new dispute under any of said agreements or any subsequently filed arbitration brought under any said agreements may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration. Within twenty (20) days of a request to consolidate, the parties to the new dispute or the subsequently filed arbitration shall select one of the prior pending arbitrations into which the new dispute or subsequently filed arbitration may be consolidated (“Selected Arbitration”). If the parties to the new dispute or subsequently arbitration are unable to agree on the Selected Arbitration within such twenty (20) day period, then CCBC shall indicate the Selected Arbitration within twenty (20) days of a written request by a party to the new dispute or the subsequently filed arbitration. If CCBC fails to indicate the Selected Arbitration within the twenty-(20)-day time limit indicated above, the arbitration first initiated shall be considered the Selected Arbitration. The new dispute or subsequently filed arbitration shall be so consolidated, provided that the Arbitration Tribunal for the Selected Arbitration determines that: (i) the new dispute or subsequently filed arbitration presents significant issues of law or fact common with those in the Selected Arbitration; (ii) no party to the new dispute or to the Selected Arbitration would be unduly harmed; and (iii) consolidation under these circumstances would not result in undue delay for the Selected Arbitration. Any such order of consolidation issued by the Arbitration Tribunal shall be final and binding upon the parties to the new dispute, the Selected Arbitration or subsequently filed arbitrations. The Parties waive any right they may have to appeal or to seek interpretation, revision or annulment of such order

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of consolidation under the Arbitration Rules and/or the Law in any court. The Arbitration Tribunal for the Selected Arbitration into which a new dispute or subsequently filed arbitration is consolidated shall serve as the Arbitration Tribunal for the consolidated arbitration.

15.3.    Financing Governing Law.   Notwithstanding anything to the contrary contained elsewhere herein, the Parties agree that (i) except as otherwise set forth in the Debt Commitment Letter, the Debt Commitment Letter and the Debt Financing and the performance thereof by the Debt Financing Sources shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof and (ii) no Party will bring any legal proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or the transactions contemplated hereby or the Debt Commitment Letter or any of the transactions contemplated thereby or the performance thereof, in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom). Each of the Parties irrevocably agrees to waive, to the fullest extent permitted by applicable law, all right to trial by jury in any proceeding covered by the preceding sentence.

16.	GENERAL PROVISIONS

16.1.    Sellers Representatives.   By execution of this Agreement, each Seller hereby irrevocably appoints its own representative, as identified below (collectively the “Sellers’ Representatives”). Each Seller Representative is hereby appointed as attorney-in-fact of the respective Seller, in accordance with the terms of article 653 et seq. of the Civil Code, for all purposes under this Agreement and any related documents mentioned herein, who shall have the power and authority to take any actions on behalf of the appointing Seller on all matters related to or arising from this Agreement, including to (i)  give and receive all notices, demands, requests, consents, approvals, declarations, deliveries or other communications under this Agreement, pursuant to Section 14.1; (ii)  to the extent applicable, take or refrain from taking any actions (whether by negotiations, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the other related documents mentioned herein.

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16.1.1.    Representatives Decisions.  Whenever the decision of all Sellers must be determined, each Sellers’ Representative will have the same number of votes as the number of Shares sold by the appointing Seller under this Agreement and all decisions shall be taken by the simple majority of votes (“Requisite Threshold”). Once a decision is taken by the Sellers’ Representatives in accordance with the provisions of this Section 16.1.1, then all the Sellers’ Representatives will have the obligation to act in accordance with such decision.

16.1.2.    Replacement of Representatives.  Each Sellers’ Representative may be replaced by the Seller that has appointed it to act as a Sellers’ Representative for purposes of this Agreement and the Escrow Agreement at any time by means of the delivery of a written notice to the Purchaser and the Company

16.1.3.    Appointment.  The Sellers’ Representatives set forth in Schedule 16.1.3 are hereby appointed by each Seller.

16.1.4.    Compliance with rules, principles and obligations.   Each Seller hereby agrees and undertakes to exercise its voting rights referred to in Section 16.1.1 always in strict compliance with the rules, principles and obligations set forth in this Agreement and in the Escrow Agreement; provided that, to the extent such voting rights are being exercised in connection with the release of funds from the Escrow Account or the Deferred Purchase Price to the Sellers, the calculation of the Requisite Threshold shall not include the Shares of any Seller (or group of Sellers) which is not entitled to receive any funds from such release. If any action approved by Sellers constituting the Requisite Threshold would materially and adversely affect the rights, benefits or obligations of those Sellers which did not approve such action (the “Non-Consenting Sellers”) as compared to the rights, benefits or obligations of the Sellers constituting the Requisite Threshold, such action shall require the consent of each such Non-Consenting Seller.

16.2.    Late Payments.   Except as otherwise expressly established herein and other than in respect to the payment obligations relating to the Base Purchase Price, should one of Parties fail to timely comply with any of its obligations contemplated herein, the amount of the obligation in default shall be (a) increased by a non-compensatory fine in the amount of zero point five percent (0.5%) per day, limited to ten percent (10%), of the obligation in default; and (b) adjusted by inflation according with the variation of the IGP-M, as well as increased by

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default interest at the rate of one percent (1%) per month, in both cases calculated on a pro rata diem basis from the date on which the obligation at issue should have been complied with and the date of actual compliance with such obligation. For avoidance of doubt, any payment subject to any dispute under this Agreement, including any payment made as deduction from the Deferred Purchase Price or the Escrow Amount, will only be subject to the provisions of this Section 16.2 in case the applicable obligation is not timely paid after the corresponding final and unappealable decision (judicial or arbitrational, as applicable) has been awarded, and the penalties set forth in this Section shall be measured as and from such final and unappealable decision date.

16.3.    Taxes.    Subject to the provisions of Section 6.2.1, each Party shall be responsible, according to applicable Laws, for the timely payment of, and to such extent shall indemnify and hold harmless the other Parties against all Taxes arising out of or in connection with or attributable to the transactions contemplated by this Agreement. Subject to the provisions of Section 6.2.1, no payment due under this Agreement, including without limitation the Purchase Price, shall be increased or decreased due to any Taxes owed by any of the Parties.

16.4.    Irrevocability and Indefeasibility.   This Agreement is executed on an irrevocable and indefeasible basis.

16.5.    Succession.   This Agreement will be valid and binding on the Parties and their heirs and/or successors of any kind.

16.6.    Assignment.   The rights and obligations of the Parties under this Agreement will not be transferred or assigned to Third Parties, in whole or in part, without the prior written consent of all the Parties, provided, however, that (a) Purchaser and any Seller may assign its respective rights and obligations under this Agreement, upon prior notice to the other Parties, to any wholly-owned subsidiary, provided that, in case of assignment to a wholly-owned subsidiary of the Purchaser, Purchaser and Guarantor will remain jointly and severally liable with such wholly-owned subsidiary for the compliance of all Purchaser’s obligations hereunder and, in case of assignment to a wholly-owned subsidiary of any Seller, the respective Seller will remain jointly and severally liable with such wholly-owned subsidiary for the compliance of all its obligations hereunder; (b) any of the Sellers may assign its rights hereunder and/or its rights under the Escrow Agreement to a Third Party or to any other Seller, in each case, upon prior

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written notice to the Purchaser and, if applicable, the Escrow Agent, provided that any such assignment shall only be permitted if (i) it is preceded by a written and express unconditional agreement of the relevant assignee to comply with the terms and conditions hereunder and thereunder, as applicable, and (ii) the respective Seller remains liable for the compliance with its respective obligations and covenants under this Agreement; and (c) in case any Seller that is an investment fund is to be liquidated, dissolved or otherwise terminated after Closing, such Seller’s rights and obligations under this Agreement and the Escrow Agreement, before any such liquidation, dissolution or termination, shall be freely assigned and transferred to the relevant beneficial owners of such investment fund, proportionately to the percentage interest held by each of them in the fund at that time, provided that, in this case, (i) such Seller and its investors shall notify the Escrow Agent and the Purchaser in writing of such termination, informing the relevant beneficial owners and assignees, appointing one representative to act on their behalf and indicating the percentage of interest held by each of them in the fund, (ii) execute any document reasonably requested by the Escrow Agent to formalize such assignment and transfer and (iii) each such beneficial owner of such investment fund shall execute and deliver to the other Parties a written and express agreement by means of which each shall unconditionally adhere to this Agreement and the Escrow Agreement, assuming all of the assignor’s obligations under this Agreement and the Escrow Agreement, proportionately to the percentage interest held by it in the fund at such time.

16.7.    Amendments and Waiver.   No amendment, waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof will be valid unless made in writing and signed by all the Parties; provided that none of the proviso in the last sentence of Section 13.3(b), Section 15.3, Section 16.14 or this Section 16.7 can be modified or amended in a manner that is adverse in any material respect to the Debt Financing Sources without the prior written consent of the Lenders (which consent will not be unreasonably withheld or delayed).

16.8.    Severability.   The invalidity or unenforceability of one or more provisions of this Agreement will not affect the validity or enforceability of any other provisions hereof, and this Agreement will be interpreted in all aspects as if such invalid or unenforceable provisions had been omitted. The Parties shall in good faith negotiate and endeavor their best effort to replace any invalid or unenforceable provision by an equivalent valid and enforceable provision.

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16.9.    Enforceability.   Any concession or tolerance of a breach by any of the Parties of any obligation related to this Agreement will be considered mere indulgence and will not result in novation, a usable precedent, tacit alteration of its terms, waiver of rights, or an acquired right of the other party. No waiver by any Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

16.10.    Entire Agreement.   This Agreement, its respective Schedules and Exhibits and other documents mentioned herein constitute the entire agreement of the Parties in relation to the issues addressed herein and revoke and prevail over any and all previous verbal or written understandings in relation to such issues.

16.11.    Expenses.   Unless otherwise expressly provided hereunder, each of the Parties will be exclusively liable for payment of the expenses attributed thereto (including the commissions and fees of agents, representatives, financial consultants, attorneys, and accountants) resulting from or in relation to the preparation, negotiation, and execution of this Agreement, of all other instruments contemplated herein, and of any other instruments related hereto, including performance of its obligations and the consummation of the transactions contemplated in all such instruments (whether consummated or not).

16.12.    Specific Performance.  (A) The commitments and obligations assumed hereunder by each of the Parties are subject to specific performance, according to articles 461, 462, 466-A et seq. of the Code of Civil Procedure, it being agreed that the establishment of damages will not constitute adequate and sufficient reparation. For this purpose, the Parties acknowledge that this Agreement, duly signed by two (2) witnesses, constitutes an extrajudicial enforcement instrument for all purposes of article 585, part II, of the Code of Civil Procedure. (B) It is explicitly agreed that the Sellers shall be entitled to seek specific performance to cause the Purchaser to consummate the transactions contemplated hereby, if, and only if, (i) all conditions in Section 5.3 have been satisfied, (ii) Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 6.1, (iii) (x) Purchaser has received the full proceeds of the Debt Financing or (y) the full proceeds of the Debt Financing is unconditionally available to be drawn down by Buyer and the Lenders have indicated their

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willingness to fund the Debt Financing, and (D) the Sellers have irrevocably confirmed that if such relief is granted and the Debt Financing is funded, then, the Closing would occur.

16.13.    Language.   This Agreement is drafted and executed in English. It is hereby expressly provided that this English version shall prevail over any Portuguese version to be eventually prepared by a sworn translator at the request of any Party.

16.14.    Third Party Beneficiaries.   The Parties agree that the Debt Financing Sources and each Related Party, as defined in Section 13.3(b), are third party beneficiaries of this Agreement for the purposes of the proviso in the last sentence of Section 13.2, Sections 13.3(b), 15.3 and 16.7 and this Section 16.14.

16.15.    Guarantee.   The Guarantor hereby irrevocably and unconditionally, jointly and severally, guarantees to each Seller the punctual performance by the Purchaser of all of the Purchaser’s obligations under this Agreement, including, without limitation, those regarding the payment of the Purchase Price, as per Articles 275 to 285 of the Brazilian Civil Code.

16.16.    Authorized Initials.   The Parties hereby authorize the Persons identified below to initial, on their behalf, all the pages of this Agreement as well as the Schedules, Exhibits and Sections of the Disclosure Schedule:

Party	Name	Initial
By the Purchaser
Cristiana Andrade Bichuette, Brazilian, single, lawyer, resident and domiciled in the city of São Paulo, State of São Paulo, with commercial address at Avenida Brigadeiro Faria Lima, 3144, 11th floor, Zip Code 01451-000, bearer of Identity Card RG No. MG12409377 SSP/MG and enrolled with the CPF/MF under No. 063.222.896-24.

By the Guarantor
Johanna Tkatchenko Coelho, Portuguese, married, lawyer, resident and domiciled in the city of São Paulo, State of São Paulo, with commercial address at Avenida Brigadeiro Faria Lima, 3144, 11th floor, Zip Code 01451-000, bearer of the Alien’s Identity Card RNE No. V842765-D and enrolled with the CPF/MF under No. 235.745.668-08.

By the Sellers and the Company
Giulianna Esposito Bendinelli, Brazilian, single, lawyer, resident and domiciled in the city of São Paulo, State of São Paulo, with commercial address at Rua Hungria 1100, bearer of Identity Card RG No. 44.939.190-5 SSP/SP and enrolled with the  CPF/MF under No. 383.984.218-27.

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IN WITNESS WHEREOF, the Parties execute this instrument in six (6) counterparts of equal tenor and form, for one sole purpose and effect under the Law, and in the presence of the two (2) undersigned witnesses.

São Paulo, January 27, 2014.

[signature pages start on the next page]

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Signature page 1/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES LATIN AMERICA

____________________________    ____________________________
Name:                        Name:
ID:                        ID:

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Signature page 2/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES BRASIL EQUITY II

____________________________    ____________________________
Name:                        Name:
ID:                        ID:

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Signature page 3/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

INVESTIDORES INSTITUCIONAIS II – FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES

____________________________    ____________________________
Name:                        Name:
ID:                        ID:

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Signature page 4/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

BOREAL FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES

_________________________________
Name:
ID:

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Signature page 5/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES GGPAR

_________________________________
Name:
ID:

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Signature page 6/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES VOLLUTO

____________________________    ____________________________
Name:                        Name:
ID:                        ID:

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Signature page 7/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES C.A.

____________________________    ____________________________
Name:                        Name:
ID:                        ID:

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Signature page 8/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

BOREAL AÇÕES III FUNDO DE INVESTIMENTO EM AÇÕES

_________________________________
Name:
ID:

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Signature page 9/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

BANCO ESPIRITO SANTO, S.A.

____________________________    ____________________________
Name:                        Name:
ID:                        ID:

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Signature page 10/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

ESPIRITO SANTO CAPITAL – SOCIEDADE DE CAPITAL DE RISCO, S.A.

____________________________    ____________________________
Name:                        Name:
ID:                        ID:

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Signature page 11/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

PGI POLÍMEROS DO BRASIL S.A.

P.    _________________________________
Name:
ID:

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Signature page 12/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

POLYMER GROUP, INC.

P.    _________________________________
Name:
ID:

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Signature page 13/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

P.    _________________________________
Name:
ID:

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Signature page 14/14 of of the Stock Purchase Agreement entered into on January 27, 2014 by and among, on one side, as Sellers, Fundo de Investimento em Participações Latin America, Fundo de Investimento em Participações Brasil Equity II, Investidores Institucionais II – Fundo de Investimento em Participações, Boreal Fundo de Investimento em Participações, Fundo de Investimento em Participações GGPAR, Fundo de Investimento em Participações Volluto, Fundo de Investimento em Participações C.A., Boreal Ações III Fundo de Investimento em Ações, Banco Espirito Santo, S.A. e Espirito Santo Capital – Sociedade de Capital de Risco, S.A.; on the other side, as Purchaser, PGI Polímeros do Brasil S.A.; as guarantor, Polymer Group, Inc.; and, as intevening-consenting party, Companhia Providência Indústria e Comércio.

Witnesses:

1.    _____________________    2.    _____________________
Name:                        Name:
ID:                            ID:
CPF/MF:                        CPF/MF:

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